As filed with the Securities and Exchange Commission on August 1, 2016

File No. 811-22033

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM N-1A

REGISTRATION STATEMENT UNDER

THE INVESTMENT COMPANY ACT OF 1940

AMENDMENT NO. 11

MFS® SERIES TRUST XIV

(Exact Name of Registrant as Specified in Charter)

111 Huntington Avenue, Boston, Massachusetts 02199-7632

(Address of Principal Executive Offices)

Registrant’s Telephone Number, including Area Code:  617-954-5000

Kristin V. Collins. Massachusetts Financial Services Company

111 Huntington Avenue, Boston, Massachusetts 02199-7632

(Name and Address of Agent for Service)

EXPLANATORY NOTE

The MFS Series Trust XIV has filed this Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940, as amended (the “1940 Act”).  Beneficial interests in the Registrant have not been registered under the Securities Act of 1933, as amended (the “1933 Act”), because interests are being issued solely in private placement transactions that do not involve any “public offering” within the meaning of Section 4(2) of the 1933 Act.  Only investment companies, insurance company separate accounts, common or commingled trust funds or similar organizations or entities that are “accredited investors” within the meaning of Regulation D under the 1933 Act may make investments in the Registrant.  This Registration Statement is not an offer to sell, or the solicitation of an offer to buy, any beneficial interests in the Registrant.

It is intended that this filing become effective immediately upon filing in accordance with Section 8 under the Investment Company Act of 1940.

MFS® Institutional Money Market Portfolio

Part A of Registration Statement

August 1, 2016

SUMMARY OF KEY INFORMATION	1
INVESTMENT OBJECTIVE, STRATEGIES, AND RISKS	1
MANAGEMENT OF THE FUND	2
DESCRIPTION OF SHARES	3
HOW TO PURCHASE AND REDEEM SHARES	3
OTHER INFORMATION	4

 IMM-PRO-080116

Summary of Key Information

Investment Adviser

MFS (Massachusetts Financial Services Company, the fund’s investment adviser) serves as the investment adviser for the fund.

Purchase and Sale of Fund Shares

You may purchase and redeem shares of the fund each day the New York Stock Exchange is open for trading by contacting MFS Service Center, Inc. (MFSC), P.O. Box 55824, Boston, MA 02205 or 1-800-225-2606. There are no initial or subsequent investment requirements.

Taxes

If your shares are held in a taxable account, the fund’s distributions will be taxed to you as ordinary income and/or capital gains. The fund expects that substantially all its distributions will consist of investment income taxable as ordinary income.

Investment Objective, Strategies, and Risks

Investment Objective

The fund’s investment objective is to seek current income consistent with preservation of capital and liquidity. The fund’s objective may be changed without shareholder approval.

Principal Investment Strategies

MFS normally invests the fund’s assets in U.S. dollar-denominated money market instruments and repurchase agreements.

Unlike a traditional money market fund, the fund does not seek to maintain a stable share price.  In buying and selling investments for the fund, MFS follows Securities and Exchange Commission rules for money market funds regarding credit quality, diversification, liquidity, and maturity.

Principal Investment Types

The principal investment types in which the fund may invest are:

Money Market Instruments:  Money market instruments are high-quality, short-term instruments that pay a fixed, variable, or floating interest rate. Money market instruments include bank certificates of deposit and other bank obligations of U.S. and foreign banks; notes, commercial paper, asset-backed securities of U.S. and foreign issuers; U.S. and foreign government securities; and municipal instruments.

U.S. Government Securities:  U.S. Government securities are securities issued or guaranteed as to the payment of principal and interest by the U.S. Treasury, by an agency or instrumentality of the U.S. Government, or by a U.S. Government-sponsored entity. Certain U.S. Government securities are not supported as to the payment of principal and interest by the full faith and credit of the U.S. Treasury or the ability to borrow from the U.S. Treasury. Some U.S. Government securities are supported as to the payment of principal and interest only by the credit of the entity issuing or guaranteeing the security. U.S. Government securities include mortgage-backed securities and other types of asset-backed securities issued or guaranteed by the U.S. Treasury, by an agency or instrumentality of the U.S. Government, or by a U.S. Government-sponsored entity.

Municipal Instruments:  Municipal instruments are issued by or for states, territories, or possessions of the United States or by their political subdivisions, agencies, authorities, or other government entities, to raise money for a variety of public and private purposes, including general financing for state and local governments, or financing for a specific project or public facility. Municipal instruments include general obligation bonds of municipalities, state or local governments, project or revenue-specific bonds, municipal lease obligations, and prerefunded or escrowed bonds. Municipal instruments may be fully or partially supported by the state or local governments, by the credit of a private issuer, by the current or anticipated revenues from a specific project or assets, by the issuer’s pledge to make annual appropriations for lease payments, or by domestic or foreign entities providing credit support, such as letters of credit, guarantees, or insurance.

Repurchase Agreements:  Repurchase agreements are agreements to buy a security from a third party at one price, with simultaneous agreements to sell it back to the third party at an agreed-upon price.

Principal Risks

The  yield and share price of the fund will change daily based on changes in interest rates and other market, economic, industry, political, regulatory, geopolitical, and other conditions. You could lose money by investing in the fund.  Because the share price of the fund will fluctuate, when you sell your shares they may be worth more or less than what you originally paid for them.  The fund may impose a fee upon the sale of your shares or may temporarily suspend your ability to sell shares if the fund’s liquidity falls below required minimums because of market conditions or other factors.  An investment in the fund is not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.  The fund’s sponsor has no legal obligation to provide financial support to the fund, and you should not expect that the sponsor will provide financial support to the fund at any time.

The principal risks of investing in the fund are:

Floating Share Price Risk:  The value of the fund’s shares will be calculated to four decimal places and will vary reflecting the value of the fund’s investments.  A major or unexpected increase in interest rates, a decline in the credit quality of an issuer or entity providing credit support, large or frequent redemptions, or an inactive trading market for money market instruments could cause the fund’s share price to decrease. The value of a money market instrument can also decline in response to changes in the financial condition of the issuer or borrower, changes in specific market, economic, industry, political, regulatory, geopolitical, and other conditions that affect a particular type of instrument, issuer, or borrower, and changes in general market, economic, industry, political, regulatory, geopolitical, and other conditions.

Market Risk: Changes in specific market, economic, industry, political, regulatory, geopolitical, and other conditions that affect a particular type of instrument, issuer, or borrower, and changes in general market, economic, industry, political, regulatory, geopolitical, and other conditions can also cause the fund’s share price to decrease.

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Bank Focus Risk:  Events that affect the banking or related industries may have a significant adverse effect on the fund. Issuers in a single industry or related industries can react similarly to market, economic, industry, political, regulatory, geopolitical, and other conditions. Issuers in the banking industry are subject to many risks, including adverse government regulation, decreased availability and increased cost of capital, and changes in interest and/or default rates.

Municipal Risk:  The price of a municipal instrument can be volatile and significantly affected by adverse tax or court rulings, legislative or political changes, market and economic conditions, issuer, industry-specific and other conditions.  Municipal instruments can be less liquid than other types of investments and there may be less publicly available information about the issuers of municipal instruments compared to other issuers. If the Internal Revenue Service or a state taxing authority determines that an issuer of a municipal instrument has not complied with applicable tax requirements, interest from the instrument could become taxable (including retroactively) and the instrument could decline significantly in price. Because many municipal instruments are issued to finance similar projects, especially those relating to education, health care, housing, utilities, and water and sewer, conditions in these industries can significantly affect the fund and the overall municipal market. In addition, changes in the financial condition of an individual municipal insurer can affect the overall municipal market.

Foreign Risk:  Investments in securities of foreign issuers and securities of companies with significant foreign exposure can involve additional risks relating to market, economic, industry, political, regulatory, geopolitical, and other conditions. Political, social, and economic instability, U.S. and foreign government action such as the imposition of currency or capital controls, economic and trade sanctions or embargoes, or the expropriation or nationalization of assets in a particular country, can cause dramatic declines in certain or all securities with exposure to that country. Economies and financial markets are becoming more connected, which increases the likelihood that conditions in one country or region can adversely impact issuers in different countries and regions. Less stringent regulatory, accounting, and disclosure requirements for issuers and markets are more common in certain foreign countries. Enforcing legal rights can be difficult, costly, and slow in certain foreign countries and can be particularly difficult against foreign governments. Additional risks of foreign investments include trading, settlement, custodial, and other operational risks, and withholding and other taxes. These factors can make foreign investments more volatile and less liquid than U.S. investments. In addition, foreign markets can react differently to market, economic, industry, political, regulatory, geopolitical, and other conditions than the U.S. market.

Counterparty and Third Party Risk:  Transactions involving a counterparty other than the issuer of the instrument, including clearing organizations, or a third party responsible for servicing the instrument or effecting the transaction, are subject to the credit risk of the counterparty or third party, and to the counterparty’s or third party’s ability or willingness to perform in accordance with the terms of the transaction.

Liquidity Risk:  Certain investments and types of investments are subject to restrictions on resale, may trade in the over-the-counter market, or may not have an active trading market due to adverse market, economic, industry, political, regulatory, geopolitical, and other conditions.  At times, all or a large portion of segments of the market may not have an active trading market. Without an active trading market, it may be difficult to value, and it may not be possible to sell, these investments and the fund may have to sell certain of these investments at a price or time that is not advantageous in order to meet redemptions or other cash needs.

Investment Selection Risk:  MFS’ investment analysis and its selection of investments may not produce the intended results and/or can lead to an investment focus that results in the fund underperforming other funds with similar investment strategies and/or underperforming the markets in which the fund invests.

Other Investment Strategies and Risks

Further Information on Investment Strategies, Types, and Risks:  Information about investment strategies and investment types not described in the Part A of the Registration Statement and the risks associated with those investment strategies and investment types are described in the fund’s Part B of the Registration Statement (“Part B”).

Management of the Fund

Investment Adviser

MFS, located at 111 Huntington Avenue, Boston, Massachusetts, serves as the investment adviser for the fund.  Subject to the supervision of the fund’s Board of Trustees, MFS is responsible for managing the fund’s investments, executing transactions, and providing related administrative services and facilities under an Investment Advisory Agreement between the fund and MFS.

The fund does not pay a management fee to MFS; however the MFS funds that invest in the fund may pay management fees to MFS which are reflected in the “Summary of Key Information-Fees and Expenses” section of such MFS funds’ prospectuses.

For the fiscal year ended August 31, 2015, the fund paid MFS an effective management fee equal to 0.00% of the fund’s average daily net assets.

A discussion regarding the basis for the Board of Trustees’ approval of the Investment Advisory Agreement is available in the fund’s annual report for the one-year period ended August 31, 2015.

MFS is America’s oldest mutual fund organization. MFS and its predecessor organizations have a history of money management dating from 1924 and the founding of the first mutual fund, Massachusetts Investors Trust. Net assets under the management of the MFS organization were approximately $424 billion as of June 30, 2016.

Disclosure of Portfolio Holdings. The fund has established a policy with respect to the disclosure of fund portfolio holdings. A description of this policy is provided in the Part B.

The following information is generally available to you on mfs.com (once you have selected “Institutions & Consultants” as your role and agreed to the terms and conditions, click on “Products & Services,” and select the fund’s name, and then the “Characteristics” tab):

Information	Approximate Date of Posting To Web Site
Fund’s full holdings as of each month’s end (under “Monthly Portfolio Holdings Report”)	• 5 business days after month end

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Note that the fund or MFS may suspend the posting of this information or modify the elements of this Web posting policy without notice to shareholders. Once posted, the above information will generally remain available on the Web site until at least the date on which the fund files a Form N-CSR or Form N-Q for the period that includes the date as of which the Web site information is current.

Administrator

MFS provides the fund with certain financial, legal, and other administrative services under a Master Administrative Services Agreement between the fund and MFS. Under the Agreement, MFS is paid an annual fee for providing these services.

Shareholder Servicing Agent

MFS Service Center, Inc. (‘‘MFSC’’), a wholly owned subsidiary of MFS, provides dividend and distribution disbursing and transfer agent and recordkeeping functions in connection with the issuance, transfer, and redemption of shares of the fund under a Shareholder Servicing Agent Agreement. MFSC is not paid a fee for providing these services, but is reimbursed for out-of-pocket expenses.

Description of Shares

Shares of the fund are issued solely in private placement transactions that do not involve any “public offering” within the meaning of Section 4(a)(2) of the Securities Act of 1933, as amended (the “1933 Act”). Only investment companies, insurance company separate accounts, common or commingled trust funds or similar organizations or entities that are “accredited investors” within the meaning of Regulation D under the 1933 Act may invest in the fund. This Registration Statement is not an offer to sell, or the solicitation of an offer to buy, any “security” within the meaning of the 1933 Act. Currently, the fund is only offered to certain investment companies advised by MFS.

The securities offered by the fund have not been registered under the 1933 Act or under the securities laws of any state, and may not be transferred or resold unless so registered or in transactions exempt therefrom. However, a shareholder may withdraw all or any portion of its investment at any time at net asset value.

Shares of the fund are not subject to a sales charge or Rule 12b-1 distribution or service fee.

How to Purchase and Redeem Shares

You may purchase and redeem shares in the fund in the manner described below.

How to Purchase Shares

Your shares will be bought at the net asset value per share next calculated after your purchase is received.  The fund may reject for any reason, or cancel as permitted or required by law, any purchase orders. The fund may stop offering shares completely, or may offer shares only on a limited basis, for a period of time or permanently.

The fund is required by law to obtain from you certain personal information that will be used to verify your identity. If you do not provide the information, the fund will not be able to open your account. The fund must also take certain steps to verify that the account information you provide is correct.

Shares may be purchased through MFSC.

Shares of the fund may be purchased with securities acceptable to the fund. The fund need not accept any security offered for an in-kind purchase unless it is consistent with the fund’s investment objective, policies, and restrictions, and is otherwise acceptable to the fund. Securities accepted in-kind for shares will be valued in accordance with the fund’s usual valuation procedures. Investors interested in making an in-kind purchase of fund shares must first telephone MFSC to advise of its intended action and obtain instructions for in-kind purchases.

How to Redeem Shares

Shares may be redeemed through MFSC.  Your shares will be sold at the net asset value per share next calculated after your redemption order is received. The fund normally sends out your redemption proceeds within seven days after your request is received in proper form. Under unusual circumstances such as when the New York Stock Exchange (the “NYSE”) is closed, trading on the NYSE is restricted, when the fund’s Board of Trustees has suspended redemptions as described below, or as permitted by the SEC, the fund may suspend redemptions or postpone payment for more than seven days.

If the fund’s weekly liquid assets as defined by the SEC fall below 10% of its total assets at the end of any business day, a liquidity fee of 1% will be imposed on all redemptions as of the beginning of the next business day unless the Board of Trustees (including a majority of the independent Trustees) determines that imposing such a fee would not be in the best interests of the fund or determines that a lower or higher fee (not to exceed 2%) would be in the best interests of the fund.  If at the end of any business day, the fund’s weekly liquid assets fall below 30% of its total assets and the Board of Trustees (including a majority of the independent Trustees) determines it is in the best interests of the fund, the fund may impose a liquidity fee of not more than 2% (such fee, together with the fee referenced in the prior sentence, hereinafter referred to as “liquidity fees”) and/or temporarily suspend redemptions for a limited period of time (“redemption gates”) as early as the next business day.  Liquidity fees will be charged on all redemption orders submitted after the effective time of the imposition of the liquidity fee and will reduce the amount you receive upon redemption of your shares. Once imposed, the liquidity fees will be in effect until the Board of Trustees determines that that imposition of the liquidity fee is no longer in the best interests of the fund.  If at the end of any business day, the fund’s weekly liquid assets are 30% or more of its total assets, the fund will cease imposing a liquidity fee and/or redemption gate effective as of the beginning of the next business day.  Liquidity fees will be used by the fund to help offset the cost of redemptions by allocating liquidity costs to those shareholders who cause such costs by their redemptions of shares.  The Board of Trustees may not suspend the right of redemption for more than 10 business days in any rolling 90-calendar-day period.

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A liquidity fee or redemption gate may be imposed without prior shareholder notices.  Information regarding the imposition and termination of a liquidity fee or redemption gate will be reported to the SEC on Form N-CR.  Such information will also be provided to shareholders.  In addition, a fund may further communicate such action through mfs.com, a press release, or other means.

If the fund’s weekly liquid assets fall below 10% of its total assets and the Board of Trustees determines that it would not be in the best interest of the fund to continue operation, the Board of Trustees will permanently suspend the right of redemption and approve a plan of liquidation for the fund pursuant to which the assets of the fund will be liquidated and the proceeds remaining after payment of or provision for liabilities and obligations of the fund will be distributed to shareholders.  Shareholders of record as of the close of business on the liquidation date will receive the cash equivalent of their proportionate interest in the fund which may be more or less than the value of their shares on the liquidation date.

Redemptions In Kind.  The fund may pay the redemption amount by a distribution in-kind of portfolio securities (redemption in kind). In the event that the fund makes a redemption in kind, you should expect to incur brokerage and other transaction charges when converting the securities to cash, and the securities will likely increase or decrease in value before you sell them.

Other Considerations

Frequent Trading

MFS anticipates that shareholders will purchase and sell shares of the fund frequently because the fund is intended to serve as an overnight cash investment. As a result, the Board of Trustees has not adopted policies and procedures designed to discourage frequent fund share transactions. To the extent there are large or frequent purchases and/or redemptions in the fund, these purchases and/or redemptions can interfere with the efficient management of the fund’s portfolio, may result in increased transaction and administrative costs, and may adversely impact the fund’s performance.

Anti-Money Laundering Restrictions.  Federal law requires the fund to implement policies and procedures reasonably designed to prevent, detect and report money laundering and other illegal activity. The fund, consistent with applicable federal law, may redeem your shares and close your account; suspend, restrict or cancel purchase and redemption orders; process redemption requests and withhold your proceeds; and take other action if it is unable to verify your identity within a reasonable time or conduct required due diligence on your account or as otherwise permitted by its anti-money laundering policies and procedures.

Other Information

Valuation

The price of the fund’s shares is based on its net asset value. The net asset value of the fund’s shares is determined each day the NYSE is open for trading as of 1:00 p.m. Eastern time. However, net asset value may be calculated earlier in emergency situations or as otherwise permitted by the SEC. Net asset value per share is computed by dividing the net assets allocated to the fund by the number of shares outstanding for that fund. On days when the NYSE is closed (such as weekends and holidays), net asset value is not calculated, and the fund does not transact purchase and redemption orders. To the extent the fund’s assets are traded in other markets on days when the fund does not price its shares, the value of the fund’s assets will likely change when you will not be able to purchase or redeem shares of the fund.

To determine net asset value, the fund’s investments for which reliable market quotations are readily available are valued at market value. Certain short term debt instruments may be valued at amortized cost.

The Board of Trustees has delegated primary responsibility for determining or causing to be determined the value of the fund’s investments (including any fair valuation) to MFS pursuant to valuation policies and procedures approved by the Board of Trustees. If MFS determines that reliable market quotations are not readily available, investments are valued at fair value as determined in good faith by MFS in accordance with such procedures under the oversight of the Board of Trustees.

Under the fund’s valuation policies and procedures, market quotations are not considered to be readily available for most types of debt instruments. These investments are generally valued at fair value based on information from third-party pricing services. These valuations can be based on both transaction data and market information such as yield, quality, coupon rate, maturity, type of issue, trading characteristics, and other market data.

Distributions

The fund intends to declare a dividend daily and to pay any dividends to shareholders at least monthly.

Any capital gains are distributed at least annually.

Distribution Options

Dividend and capital gain distributions are automatically reinvested in additional shares.

Tax Considerations

The following discussion is very general. You are urged to consult your tax adviser regarding the effect that an investment in the fund will have on your particular tax situation, including possible foreign, state, and local taxes.

The fund expects to distribute substantially all of its income and gains annually. The fund expects that substantially all its distributions will consist of investment income. Distributions from the fund are taxable.

For federal income tax purposes, distributions of investment income are generally taxable as ordinary income.

Distributions designated as capital gain dividends are taxable as long-term capital gains includible in net capital gain.

Any gain resulting from the redemption or sale of your shares will generally also be subject to tax.  The IRS has issued proposed regulations, on which taxpayers may rely, that permit a simplified method of accounting for gains and losses realized upon the disposition of shares of a regulated investment company that is a so-called floating NAV money market fund. If you elect to adopt this simplified method of accounting, rather than compute gain or loss on every taxable disposition of fund shares, you would determine your gain or loss based on the change in the aggregate value of your fund shares during a computation period (such as your taxable year), reduced by your net investment (purchases minus sales) in

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those shares during that period. Under this simplified method, any resulting net capital gain or loss would be treated as short-term capital gain or loss.

A liquidity fee imposed by the fund will reduce the amount you will receive upon the redemption of your shares, and will decrease the amount of any capital gain or increase the amount of any capital loss you will recognize from such redemption. There is some degree of uncertainty with respect to the tax treatment of liquidity fees received by money market funds. In the absence of further guidance from the Internal Revenue Service the fund expects to treat such liquidity fees as reducing proceeds paid to shareholders in redemption of fund shares, and therefore potentially generating a tax loss for redeeming shareholders, but not constituting income to the fund.

The fund’s investments in foreign securities may be subject to foreign withholding or other taxes, which will decrease the fund’s return on those securities; you generally are not expected to be eligible to claim a credit (or a deduction, if you itemize deductions) for such amounts on your federal income tax return.

Information about the Prospectus and SAI

The Prospectus and SAI for a fund provide information concerning the fund.  The Prospectus and SAI are updated at least annually and any information provided in a Prospectus or SAI can be changed without a shareholder vote unless specifically stated otherwise.  The Prospectus and the SAI are not contracts between the fund and its shareholders and do not give rise to any contractual rights or obligations or any shareholder rights other than any rights conferred explicitly by federal or state securities laws that may not be waived.

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Part B of the Registration Statement August 1, 2016

MFS® Institutional Money Market Portfolio

A series of MFS Series Trust XIV

This Part B of the Registration Statement (hereinafter referred to as the “Part B” or “SAI”) contains additional information about the Fund listed above (the “Fund”), and should be read in conjunction with the Fund’s Part A of the Registration Statement dated August 1, 2016.  The Fund’s financial statements are incorporated into this Part B by reference to the Fund’s most recent Annual Report and Semiannual Report to shareholders.  You may obtain a copy of the Fund’s Part A of the Registration Statement, Annual Report and Semiannual Report without charge by contacting the Fund’s transfer agent at: MFS Service Center, Inc., P.O. Box 55824, Boston, MA 02205-5824; Telephone: 1-800-225-2606.

This Part B is NOT a Part A of the Registration Statement and is authorized for distribution to prospective investors only if preceded or accompanied by a current Part A to the Registration Statement.

IMM-SAI-080116

Table of Contents:

DEFINITIONS

“1940 Act” — the Investment Company Act of 1940 and the rules and regulations thereunder, as amended from time to time, and as such Act, rules or regulations are interpreted by the Securities and Exchange Commission.

“Board” – the Board of Trustees of the Trust.

“Independent Trustees” – trustees who are not “interested persons” (as defined in the 1940 Act) of the Fund.

“Majority Shareholder Vote” — as defined currently in the 1940 Act to be the lesser of (i) 67% or more of the voting securities present at a meeting at which holders of voting securities representing more than 50% of the outstanding voting securities are present or represented by proxy, or (ii) more than 50% of the outstanding voting securities.

“MFD” – MFS Fund Distributors, Inc.

“MFS” or the “Adviser” – Massachusetts Financial Services Company, a Delaware corporation.

“MFSC” – MFS Service Center, Inc., a Delaware corporation.

“MFS Fund” – a fund managed by MFS and overseen by the Board.

“MFS Funds” – collectively, the funds managed by MFS and overseen by the Board.

“Part A” – Part A of the Registration Statement of the Fund, dated August 1, 2016, as may be amended or supplemented from time to time.

“SEC” – Securities and Exchange Commission.

“Trust” – references to the “Trust” mean the Massachusetts business trust of which the Fund is a series.

MANAGEMENT OF THE FUND

Organization of the Fund

MFS Institutional Money Market Portfolio, an open-end investment company, is a series of MFS Series Trust XIV, a Massachusetts business trust organized on February 27, 2007. MFS Institutional Money Market Portfolio is a diversified fund.

Trustees/Officers

Board Leadership Structure and Oversight — The following provides an overview of the leadership structure of the Board and the Board’s oversight of the MFS Funds’ risk management process. The Board consists of twelve Trustees, ten of whom are Independent Trustees. An Independent Trustee serves as Chair of the Board. Taking into account the number, the diversity and the complexity of the MFS Funds overseen by the Board and the aggregate amount of assets under management in the MFS Funds, the Board has determined that the efficient conduct of its affairs makes it desirable to delegate responsibility for certain specific matters to Committees of the Board.  Each of the seven standing Committees of the Board, to which the Board has delegated certain authority and oversight responsibilities, consists exclusively of Independent Trustees. Three of the Committees have as members all of the Independent Trustees, and the remaining four committees have either four or five Independent Trustees, as members. In connection with each of the Board’s regular meetings, the Independent Trustees meet separately from MFS with their counsel and with the MFS Funds’ Senior Officer, who is independent of MFS and advises the Independent Trustees regarding contract review, compliance, and business matters. The Independent Trustees also meet regularly with the MFS Funds’ Chief Compliance Officer (who is also MFS’ Chief Compliance Officer) to receive reports regarding the compliance of the MFS Funds with the federal securities laws and the MFS Funds’ compliance policies and procedures.  The Board reviews its leadership structure periodically and believes that its structure is appropriate to enable the Board to exercise its oversight of the MFS Funds.

Each MFS Fund has retained MFS as its investment adviser and administrator. MFS provides each MFS Fund with investment advisory services, and is responsible for day-to-day administration of each MFS Fund and management of the risks that arise from the each MFS Fund’s investments and operations. Certain employees of MFS serve as each MFS Fund’s officers, including each MFS Fund’s principal executive officer and principal financial and accounting officer. The Board provides oversight of the services provided by MFS and its affiliates, including MFS’ and its affiliates’ risk management activities. In addition, each Committee of the Board provides oversight of their risk management activities with respect to the particular activities within the Committee’s purview.  In the course of providing oversight, the Board and the Committees receive a wide range of reports on each MFS Funds’ activities, including regarding each MFS Fund’s investment portfolio, the compliance of each MFS Fund with applicable laws, and each MFS Fund’s financial accounting and reporting. The Board also meets periodically with the portfolio managers of each MFS Fund to receive reports regarding the management of the MFS Fund, including its investment risks.  The Board and the relevant Committees meet periodically with MFS’ Chief Risk Officer and MFS’ Chief Investment Risk Officer to receive reports on MFS’ and its affiliates’ risk management activities, including their efforts to (i) identify key risks that could adversely affect the MFS Funds or MFS; (ii) implement processes and controls to mitigate such key risks; and (iii) monitor business and market conditions in order to facilitate the processes described in (i) and (ii) above.  In addition, the Board and the relevant Committees oversee risk management activities related to the key risks associated with services provided by various non-affiliated service providers through the receipt of reports prepared by MFS, and, in certain circumstances, through the receipt of reports directly from service providers, such as in the case of each MFS Fund’s auditor, custodian, and pricing service providers.

Trustees and Officers — Identification and Background — The identification and background of the Trustees and Officers of the Trust, as well as an overview of the considerations that led the Board to conclude that each individual serving as a Trustee of the Fund should so serve, are set forth in APPENDIX A.

Trustee Compensation and Committees — Compensation paid to the Independent Trustees for certain specified periods, as well as information regarding Committees of the Board, is set forth in APPENDIX B.

Share Ownership

Information concerning the ownership of Fund shares (i) by Trustees and officers of the Trust as a group, as well as the dollar value range of each Trustee’s share ownership in the Fund and, on an aggregate basis, in the MFS Funds, (ii) by investors who are deemed to “control” the Fund, if any, and (iii) by investors who own 5% or more of Fund shares, if any, is set forth in APPENDIX C.

Contractual Arrangements

The Fund has entered into contractual arrangements with an investment adviser, administrator, distributor, shareholder servicing agent, 529 program manager (if applicable), and custodian who each provide services to the Fund. Unless expressly stated otherwise, shareholders are not parties to, or intended beneficiaries of, these contractual arrangements, and these contractual arrangements are not intended to create any shareholder right to enforce them against the service providers or to seek any remedy under them against the service providers, either directly or on behalf of the Fund.

Investment Adviser

MFS provides the Fund with investment advisory services. MFS and its predecessor organizations have a history of money management dating from 1924. MFS is a subsidiary of Sun Life of Canada (U.S.) Financial Services Holdings, Inc., which in turn is an indirect majority-owned subsidiary of Sun Life Financial Inc. (a diversified financial services company).

As of February 1, 2010, MFS signed the Principles for Responsible Investment (PRI), an investor initiative in partnership with the United Nations Environment Programme Finance Initiative and the United Nations Global Compact.  As a signatory to the PRI, where consistent with its fiduciary responsibilities, MFS aspires to: incorporate environmental, social and corporate governance (ESG) issues into its investment analysis and decision-making processes; be an active owner and incorporate ESG issues into its ownership policies and practices; seek appropriate disclosure on ESG issues by the entities in which it invests; promote acceptance and implementation of the PRI within the investment industry; work to enhance the effectiveness in implementing the PRI; and report on activities and progress toward implementing the PRI.  While MFS aspires to follow the PRI where consistent with its fiduciary responsibilities, signing the PRI is not a legal commitment to do so and MFS may take actions that may be inconsistent with the PRI or may fail to take actions that would be consistent with the PRI.

MFS votes proxies on behalf of the Fund pursuant to the proxy voting policies and procedures set forth in APPENDIX D. Information regarding how the Fund voted proxies relating to portfolio securities during the 12-month period ended June 30 is available by August 31 of each year without charge by visiting mfs.com (once you have selected “Individual Investor” as your role, click on “Individual Investor Home” in the top navigation and then select “Learn More About Proxy Voting” under the “I want to…” header on the left hand column of the page) and by visiting the SEC’s Web site at http://www.sec.gov.

MFS advises multiple accounts (including accounts in which MFS or an affiliate have an interest).  Investment and voting decisions made for one or more accounts may compete with, differ from, conflict with, or involve different timing from investment and voting decisions made for the Fund.  MFS’ acting as investment adviser to multiple accounts could have a detrimental effect on the price, terms, or availability of a security with respect to the Fund.

In certain instances there are securities that are suitable for the Fund’s portfolios as well as for one or more other accounts advised by MFS or of any subsidiary of MFS or that MFS believes should no longer be held by the Fund’s portfolios or by other accounts advised by MFS or any subsidiary of MFS. It is possible that a particular security is bought or sold for only one client even though it might be held by, or bought or sold for, other clients. Some simultaneous transactions are inevitable when several clients receive investment advice from the same investment adviser, particularly when the same security is suitable for the investment objectives of more than one account. Transactions for each account are generally effected independently unless MFS determines to purchase or sell the same securities for several clients at approximately the same time. MFS may, but is not required to, aggregate purchases and sales for several accounts. The simultaneous management of multiple accounts may create conflicts of interest, particularly in circumstances where MFS or an affiliate has in interest in one or more accounts, where one or more accounts pays higher fees or performance-based fees, or where the availability or liquidity of investment opportunities is limited. MFS has adopted policies that it believes are reasonably designed to ensure that when two or more accounts (including accounts in which MFS or an affiliate have an interest) are simultaneously engaged in the purchase or sale of the same security, the securities are allocated among accounts in a manner believed by MFS to be fair and equitable to each.  Allocations may be based on many factors and may not always be pro rata based on assets managed. The allocation methodology could have a detrimental effect on the price or availability of a security as far as the Fund is concerned.

Investment Advisory Agreement – MFS manages the Fund pursuant to an Investment Advisory Agreement (the “Advisory Agreement”). Under the Advisory Agreement, MFS provides the Fund with investment advisory services. Subject to such policies as the Trustees may determine, MFS makes investment decisions for the Fund. The Fund does not pay MFS a fee for these services.

MFS pays the compensation of the Trust’s officers and of any Trustee who is an employee of MFS. MFS also furnishes at its own expense investment advisory and administrative services, office space, equipment, clerical personnel, investment advisory facilities, and executive and supervisory personnel necessary for managing the Fund’s investments and effecting its portfolio transactions.

The Trust pays the compensation of the Independent Trustees and all expenses of the Fund incurred in its operation and offering of shares (other than those assumed by MFS in writing) including management fees; administrative services fees; governmental fees; interest charges; taxes; membership dues in the Investment Company Institute allocable to the Fund; fees and expenses of independent auditors, of legal counsel, and of any transfer agent, registrar or dividend disbursing agent of the Fund; expenses of repurchasing and redeeming shares and servicing shareholder accounts; expenses of preparing, printing and mailing stock certificates, shareholder reports, notices, proxy statements and reports to governmental officers and commissions; brokerage and other expenses connected with the execution, recording and settlement of portfolio security transactions; insurance premiums; fees and expenses of the custodian for all services to the Fund, including safekeeping of funds and securities and maintaining required books and accounts; expenses of calculating the net asset value of shares of the Fund; organizational and start-up costs; such non-recurring or extraordinary expenses as may arise, including those relating to actions, suits or proceedings to which the Fund is a party or otherwise may have an exposure, and the legal obligation which the Fund may have to indemnify the Trust’s Trustees and officers with respect thereto; and expenses relating to the issuance, registration and qualification of shares of the Fund and the preparation, printing and mailing of prospectuses for such purposes (except to the extent that any Distribution Agreement to which the Trust is a party provides that another party is to pay some or all of such expenses).

The Advisory Agreement has an initial two-year term and continues in effect thereafter only if such continuance is specifically approved at least annually by the Board or by Majority Shareholder Vote and, in either case, by a majority of the Independent Trustees. The Advisory Agreement terminates automatically if it is assigned and may be terminated without penalty by a Majority Shareholder Vote, or by either party, on not more than 60 days’ nor less than 30 days’ written notice. The Advisory Agreement may be approved, renewed, amended, or terminated as to one MFS Fund in the Trust, even though the Agreement is not approved, renewed, amended, or terminated as to any other MFS Fund in the Trust.

The Advisory Agreement also provides that neither MFS nor its personnel shall be liable for any error of judgment or mistake of law or for any loss arising out of any investment or for any act or omission in the execution and management of the Fund, except for willful misfeasance, bad faith, gross negligence, or reckless disregard of its or their duties and obligations under the Advisory Agreement.

Administrator

MFS provides the Fund with certain financial, legal and other administrative services under a Master Administrative Services Agreement between the Fund and MFS. Under the Agreement, MFS is paid an annual fee for providing these services. For the fiscal years ended August 31, 2013, August 31, 2014, and August 31, 2015, the Fund paid $0, $0, and $11,460, respectively, under the Master Administrative Services Agreement.

Shareholder Servicing Agent

MFSC, a wholly owned subsidiary of MFS, provides dividend and distribution disbursing and transfer agent and recordkeeping functions in connection with the issuance, transfer, and redemption of shares of the Fund under a Shareholder Servicing Agent Agreement. MFSC does not receive a fee for providing these services, but is reimbursed for certain out-of-pocket expenses. For the fiscal year ended August 31, 2015, MFSC was reimbursed $864 for out-of-pocket expenses.

Custodian

JPMorgan Chase Bank (“JPMorgan”), with a place of business at One Chase Manhattan Plaza, New York, NY 10081, serves as the custodian of the assets of the Fund. JPMorgan is responsible for safekeeping cash and securities, handling the receipt and delivery of securities, collecting interest and dividends on investments, serving as the foreign custody manager, and providing reports on foreign securities depositaries. JPMorgan Chase Bank, N.A., as successor in interest to an affiliate of JPMorgan, J. P. Morgan Investor Services Co., with a place of business at One Beacon Street, Boston, MA 02108, is responsible for maintaining books of original entry and other required books and accounts and calculating the daily net asset value of shares.

There is an expense offset arrangement that reduces the Fund’s custodian fees based upon the amount of U.S. Dollars deposited by the Fund with JPMorgan.

Code of Ethics

The Fund, MFS, its sub-adviser (if applicable), and MFD have adopted separate codes of ethics (“Codes of Ethics”) as required under the 1940 Act. The Codes of Ethics contain provisions and requirements designed to identify and address certain conflicts of interest between personal investment activities of MFS employees and the interests of the Fund. Subject to certain conditions and restrictions, each code permits personnel subject to the code to invest in securities for their own accounts, including securities that may be purchased, held, or sold by the Fund.

INVESTMENT STRATEGIES, RISKS AND RESTRICTIONS

Set forth in APPENDIX E is a description of investment strategies which the Fund may generally use in pursuing its investment objectives and investment policies to the extent such strategies are consistent with its investment objective and investment policies, and a description of the risks associated with these investment strategies. Set forth in APPENDIX F is a description of investment restrictions to which the Fund is subject.

NET INCOME AND DISTRIBUTIONS

The net income attributable to the Fund is determined each day during which the New York Stock Exchange is open for trading.

For this purpose, net income (from the time of the immediately preceding determination thereof) shall consist of (i) all interest income accrued on the portfolio assets of the Fund less (ii) all actual and accrued expenses of the Fund determined in accordance with generally accepted accounting principles. Interest income shall include discount earned (both original issue and market discount) on discount paper accrued ratably to the date of maturity.

Since the net income is declared as a dividend each time the net income is determined, the net asset value per share (i.e., the value of the net assets of the Fund divided by the number of shares outstanding) is expected to remain unchanged immediately after each such determination and dividend declaration. Any increase in the value of a shareholder’s investment, representing the reinvestment of dividend income, is reflected by an increase in the number of shares in the shareholder’s account.

If for any reason the net income determined at any time is a negative amount, which could occur, for instance, upon default by an issuer of a portfolio security or in an interest rate environment where expenses exceed income earned by the fund, the money market fund would first offset the negative amount with respect to each shareholder account from the dividends declared during the month with respect to each such account. If and to the extent that such negative amount exceeds such declared dividends at the end of the month (or during the month in the case of an account liquidated in its entirety), the Fund could reduce the number of its outstanding shares by treating each shareholder of the money market fund as having contributed to its capital that number of full and fractional shares of the Fund in the account of such shareholder which represents its proportion of such excess. Each shareholder of the Fund will be deemed to have agreed to such contribution in these circumstances by his or her investment in the Fund. This procedure would permit the net asset value per share of the Fund to remain unchanged.

In addition, the Fund intends to distribute net realized short- and long-term capital gains, if any, at least annually.

TAX CONSIDERATIONS

The following discussion is a brief summary of some of the important U.S. federal (and, where noted, state) income tax consequences affecting the Fund and its shareholders.  The discussion is very general, and therefore prospective investors are urged to consult their tax advisers about the impact an investment in the Fund will have on their own tax situations.

Tax Treatment of the Fund

Federal Taxes — The Fund (even if it is a Fund in a Trust with multiple series) is treated as a separate entity for federal income tax purposes under the Internal Revenue Code of 1986, as amended (the “Code”).  The Fund has elected to be, and intends to qualify to be treated each year as, a “regulated investment company under Subchapter M of the Code.

In order to qualify for the special tax treatment accorded regulated investment companies and their shareholders, the Fund must, among other things:

(a) derive at least 90% of its gross income for each taxable year from (i) dividends, interest, payments with respect to certain securities loans, and gains from the sale or other disposition of stock, securities or foreign currencies, or other income (including gains from options, futures, or forward contracts) derived with respect to its business of investing in such stock, securities, or currencies and (ii) net income derived from interests in “qualified publicly traded partnerships” (as defined below);

(b) diversify its holdings so that, at the end of each quarter of the Fund’s taxable year, (i) at least 50% of the market value of the Fund’s total assets is represented by cash and cash items, U.S. Government securities, securities of other regulated investment companies, and other securities limited in respect of any one issuer to a value not greater than 5% of the value of the Fund’s total assets and not more than 10% of the outstanding voting securities of such issuer, and (ii) not more than 25% of the value of the Fund’s total assets is invested, including through corporations in which the Fund owns a 20% or more voting stock interest,  (x) in the securities (other than those of the U.S. Government or other regulated investment companies) of any one issuer or of two or more issuers that the Fund controls and that are engaged in the same, similar, or related trades or businesses, or (y) in the securities of one or more qualified publicly traded partnerships (as defined below); and

(c) distribute with respect to each taxable year at least 90% of the sum of its investment company taxable income (as that term is defined in the Code without regard to the deduction for dividends paid; generally, taxable ordinary income and the excess, if any, of the net short-term capital gains over net long-term capital losses) and net tax-exempt income, for such year.

In general, for purposes of the 90% gross income requirement described in paragraph (a) above, income derived from a partnership will be treated as qualifying income only to the extent such income is attributable to items of income of the partnership which would be qualifying income if realized directly by the regulated investment company.  However, 100% of the net income derived from an interest in a “qualified publicly traded partnership” (a partnership (i) the interests in which are traded on an established securities market or are readily tradable on a secondary market or the substantial equivalent thereof, and (ii) that derives less than 90% of its income from the qualifying income described in paragraph (a) (i) above) will be treated as qualifying income.  In general, such entities will be treated as partnerships for federal income tax purposes because they meet the passive income requirement under section 7704(c)(2) of the Code.  In addition, although in general the passive loss rules of the Code do not apply to regulated investment companies, such rules do apply to a regulated investment company with respect to items attributable to an interest in a qualified publicly traded partnership.

For purposes of the diversification test in (b) above, identification of the issuer (or issuers) of a particular Fund investment will depend on the terms and conditions of that investment.  In some cases, such identification may be uncertain under current law, and future Internal Revenue Service (“IRS”) guidance or an adverse determination by the IRS regarding issuer identification for a particular type of investment may adversely affect the Fund’s ability to meet the diversification test.  In the case of the Fund’s investment in loan participations, the Fund will treat both the entity from whom the loan participation is acquired and the borrower as an issuer for the purposes of meeting the diversification requirement described in paragraph (b) above.  Finally, for purposes of this diversification requirement, the term “outstanding voting securities of such issuer” will include the equity securities of a qualified publicly traded partnership.

As a regulated investment company, the Fund will not be subject to any U.S. federal income or excise taxes on its net investment income and net realized capital gains that it distributes to shareholders in accordance with the timing requirements imposed by the Code.  The Fund’s foreign source income, gains and proceeds, if any, may be subject to foreign withholding or other taxes, which could decrease the Fund’s return on the underlying investments.

If the Fund were to fail to meet the income, diversification or distribution test described above, the Fund could in some cases cure such failure, including by paying a fund-level tax, paying interest, making additional distributions or disposing of certain assets.  If the Fund were ineligible to or otherwise did not cure such failure for any year, or were to otherwise fail to qualify as a “regulated investment company” accorded special treatment for such year, the Fund would be subject to federal income tax on all of its taxable income at corporate rates, and Fund distributions from earnings and profits, including any distributions of net tax-exempt income and net long-term capital gains, would generally be taxable as ordinary income to the shareholders.  Some portions of such distributions may be eligible for the dividends received deduction in case of corporate shareholders and may be eligible to be treated as “qualified dividend income” in the case of shareholders taxed as individuals, provided, in both cases, the shareholder meets certain holding period and other requirements in respect of the Fund’s shares (as described below).  In addition, the Fund could be required to recognize unrealized gains, pay substantial taxes and interest and make substantial distributions before re-qualifying as a regulated investment company that is accorded special tax treatment.

The Fund intends to distribute at least annually to its shareholders all or substantially all of its investment company taxable income (computed without regard to the dividends-paid deduction), its net tax-exempt income (if any) and its net capital gain (that is, the excess of net long-term capital gain over net short-term capital loss, in each case determined with reference to any loss carryforwards) (if any).  Any taxable income, including any net capital gain, retained by the Fund will generally be subject to tax at the Fund level at regular corporate rates.

If the Fund fails to distribute in a calendar year substantially all (at least 98%) of its ordinary income for such year and substantially all (at least 98.2%) of its capital gain net income for the one-year period ending October 31 (or later if the Fund is permitted so to elect and so elects) plus any retained amount from the prior year, the Fund will be subject to a non-deductible 4% excise tax on the undistributed amounts.    For purposes of the required excise tax distribution, ordinary gains and losses from the sale, exchange or other taxable disposition of property that would be taken into account after October 31 (or later if the Fund is permitted so to elect and so elects) are treated as arising on January 1 of the following calendar year. Also, for purposes of the excise tax, the Fund will be treated as having distributed any amount on which it is subject to corporate income tax for the taxable year ending within the calendar year. A dividend paid to shareholders by the Fund in January generally is deemed to have been paid by the Fund on December 31 of the preceding year, if the dividend was declared and payable to shareholders of record on a date in October, November, or December of that preceding year.  The Fund intends generally to make distributions sufficient to avoid imposition of the 4% excise tax, although there can be no assurance that it will be able to do so.

Massachusetts Taxes — As long as it qualifies as a regulated investment company under the Code, the Fund will not be required to pay Massachusetts income or excise taxes.

Taxation of Shareholders

Tax Treatment of Distributions — Shareholders of the Fund generally will have to pay federal income tax and any applicable foreign, state or local income taxes on the dividends and “Capital Gain Dividends” (as defined below) they receive from the Fund.  Except as described below, any distributions from ordinary income or from net short-term capital gains are taxable to shareholders as ordinary income for U.S. federal income tax purposes whether paid in cash or reinvested in additional shares.

“Qualified dividend income” received by an individual will be taxed at the reduced rates applicable to net capital gains, provided holding period and other requirements are met.  In order for some portion of the Fund’s dividends to be qualified dividend income, the Fund must meet holding period and other requirements with respect to some portion of the dividend-paying stocks in its portfolio and the Fund shareholder must meet holding period and other requirements with respect to the Fund’s shares.  The Fund does not expect a significant portion of its distributions to be derived from qualified dividend income.

Properly reported distributions of net capital gain (i.e., the excess of net long- term capital gain over the net short-term capital loss in each case determined with reference to any loss carryforwards) (“Capital Gain Dividends”), whether paid in cash or reinvested in additional shares, are taxable to shareholders for U.S. federal income tax purposes as long-term capital gains includible in net capital gain and taxed to individuals at reduced rates, without regard to the length of time the shareholders have held their shares.

The Fund does not expect a significant portion of its distributions to constitute Capital Gain Dividends.  The Fund will notify shareholders regarding the federal tax status of its distributions after the end of each calendar year.

The Code generally imposes a 3.8% Medicare contribution tax on the net investment income of certain individuals, estates and trusts to the extent their income exceeds certain threshold amounts.  For these purposes, “net investment income” generally includes, among other things, (i) distributions paid by the Fund of net investment income and capital gains as described above, and (ii) any net gain from the sale, redemption, exchange or other taxable disposition of Fund shares.  Shareholders are advised to consult their tax advisors regarding the possible implications of this additional tax on their investment in the Fund.

If the Fund makes a distribution to a shareholder in excess of the Fund’s current and accumulated earnings and profits in any taxable year, the excess distribution will be treated as a return of capital to the extent of such shareholder’s tax basis in its shares, and thereafter as capital gain.  A return of capital is not taxable, but it reduces a shareholder’s tax basis in its shares, thus reducing any loss or increasing any gain on a subsequent taxable disposition by the shareholder of its shares.

If the Fund holds, directly or indirectly, one or more “tax credit bonds” (including build America bonds issued on or before December 31, 2010, clean renewable energy bonds and qualified tax credit bonds) on one or more applicable dates during a taxable year, the Fund may elect to permit its shareholders to claim a tax credit on their income tax returns equal to each shareholder’s proportionate share of tax credits from the applicable bonds that otherwise would be allowed to the Fund.  In such a case, shareholders must include in gross income (as interest) their proportionate share of the amount of those offsetting tax credits.  A shareholder’s ability to claim a tax credit associated with one or more tax credit bonds may be subject to certain limitations imposed by the Code.  Even if the Fund is eligible to pass through tax credits to shareholders, the Fund may choose not to do so.

Dividends-Received Deduction — A portion of the dividends the Fund receives from U.S. corporations, if any, is normally eligible for the dividends-received deduction for corporate shareholders if the shareholder otherwise qualifies for that deduction with respect to its holding of Fund shares.  Availability of the deduction for particular corporate shareholders is subject to certain limitations, and deducted amounts may be subject to the alternative minimum tax or result in certain basis adjustments.  The Fund does not expect a significant portion of its distributions to be eligible for the dividends-received deduction.

Deduction of Certain Fund Expenses — The Fund will be considered to be a “nonpublicly offered regulated investment company” if it does not have at least 500 shareholders at all times during a taxable year.  Very generally, pursuant to Treasury Department regulations, expenses of nonpublicly offered regulated investment companies, except those specific to their status as a RIC or separate entity (e.g., registration fees or transfer agency fees), are subject to special “pass-through” rules.  These affected expenses (which include advisory fees) are treated as additional dividends to certain Fund shareholders (generally including individuals and entities that compute their taxable income in the same manner as an individual), and are deductible by those shareholders, subject to the 2% “floor” on miscellaneous itemized deductions and other significant limitations on itemized deductions set forth in the Code.

Disposition of Shares — Redemptions and exchanges of the Fund’s shares are taxable events and, accordingly, shareholders may realize gain or loss on these transactions. In general, any gain or loss realized upon a taxable disposition of Fund shares by a shareholder that holds such shares as a capital asset will be treated as long-term capital gain or loss if the shares have been held for more than 12 months. Otherwise, the gain or loss on the taxable disposition of such Fund shares will be treated as short-term capital gain or loss. However, any loss realized upon a taxable disposition of Fund shares held by a shareholder for six months or less will be treated as long-term, rather than short-term, to the extent of any Capital Gain Dividends received (or deemed received) by the shareholder with respect to the shares. Further, all or a portion of any loss realized upon a taxable disposition of Fund shares will generally be disallowed under the Code’s “wash-sale” rule if other substantially identical shares of the Fund are purchased, including by means of dividend reinvestment, within 30 days before or after the disposition. In such a case, the basis of the newly purchased shares would be adjusted to reflect the disallowed loss. The IRS has published guidance providing that these wash-sale rules will not apply to redemptions of shares in a so-called floating NAV money market fund. Such guidance remains subject to change.

The IRS has issued proposed regulations, on which taxpayers may rely, that permit a simplified method of accounting for gains and losses realized upon the disposition of shares of a regulated investment company that is a floating NAV money market fund. Very generally, rather than realizing gain or loss upon each redemption of a share, a shareholder using such method of accounting will recognize gain or loss with respect to the Fund’s shares for a given computation period (the shareholder’s taxable year or shorter period selected by the shareholder) equal to the value of all the Fund shares held by the shareholder on the last day of the computation period, less the value of all Fund shares held by the shareholder on the last day of the preceding computation period, less the shareholder’s net investment in the Fund (generally, purchases minus redemptions) made during the computation period.  The proposed regulations remain subject to change.  Shareholders of the Fund are urged to consult their own tax advisors regarding their investment in the Fund.

If the Fund were deemed a “nonpublicly offered regulated investment company,” depending on a shareholder’s percentage ownership in the Fund, such shareholder’s partial redemption of its Fund shares could cause the shareholder to be treated as receiving a “section 301 distribution” treated as a dividend to the extent of such distribution’s allocable share of the Fund’s current and accumulated earnings and profits and preventing the recognition of any losses on its redeemed shares.  There is a risk that other Fund shareholders, whose percentage interests in the Fund increase as a result of such redemption, will be treated as having received a taxable distribution of the Fund.

Backup Withholding — The Fund is also required in certain circumstances to apply backup withholding on taxable dividends, including Capital Gain Dividends, redemption proceeds, and certain other payments that are paid to any non-corporate shareholder (including a Non-U.S. Shareholder) who does not furnish to the Fund certain information and certifications or who is otherwise subject to backup withholding.  The backup withholding rate is 28%.  Shareholders who are neither citizens nor residents of the United States may qualify for exemption from backup withholding and should consult their tax advisers in this regard.

Backup withholding is not an additional tax.  Any amounts withheld may be credited against the shareholder’s U.S. federal income tax liability, provided the appropriate information is furnished to the IRS.

Foreign Income Taxation of a Foreign Investor — Distributions received from the Fund by a foreign investor may also be subject to tax under the laws of the investor’s own jurisdiction.

Other Reporting and Withholding Requirements — Sections 1471-1474 of the Code and the U.S. Treasury and IRS guidance issued thereunder (collectively, “FATCA”) generally requires the Fund to obtain information sufficient to identify the status of each of its shareholders under FATCA or under an applicable intergovernmental agreement (an “IGA”) between the United States and a foreign government.  If a shareholder fails to provide the requested information or otherwise fails to comply with FATCA or an IGA, the Fund may be required to withhold under FATCA at a rate of 30% with respect to that shareholder on ordinary dividends it pays, and 30% of the gross proceeds of Fund share sales, redemptions or exchanges and certain Capital Gain Dividends it pays on or after January 1, 2017 (which date, under recent Treasury guidance, is expected to be delayed until on or after January 1, 2019). If a payment by the Fund is subject to FATCA withholding, the Fund is required to withhold even if such payment would otherwise be exempt from withholding under the rules applicable to Non-U.S. Shareholders (e.g., Capital Gain Dividends), short-term capital gain dividends and interest-related dividends.

Each prospective investor is urged to consult its tax adviser regarding the applicability of FATCA and any other reporting requirements with respect to the prospective investor’s own situation, including investments through an intermediary.

State and Local Income Taxes: U.S. Government Securities — Dividends paid by the Fund that are derived from interest on obligations of the U.S. Government and certain of its agencies and instrumentalities (but generally not distributions of capital gains realized upon the disposition of such obligations) may be exempt from U.S. state and local income taxes.  The Fund generally intends to advise shareholders of the extent, if any, to which its dividends consist of such interest.  Shareholders are urged to consult their tax advisers regarding the possible exclusion of such portion of their dividends for state and local income tax purposes.

Tax Shelter Reporting — Under Treasury regulations, if a shareholder recognizes a loss with respect to the Fund’s shares of $2 million or more for an individual shareholder or $10 million or more for a corporate shareholder, the shareholder must file  with the Internal Revenue Service a disclosure statement on Form 8886.  Shareholders should consult their tax advisers to determine the applicability of these regulations in light of their individual circumstances.

PORTFOLIO TRANSACTIONS AND BROKERAGE COMMISSIONS

Specific decisions to purchase or sell securities for the Fund are made by persons affiliated with MFS. Any such person may serve other clients of MFS or any subsidiary of MFS in a similar capacity.

MFS places all Fund orders for the purchase or sale of securities with the primary objective of seeking to obtain the best execution from responsible broker/dealers at competitive rates. MFS seeks to deal with broker/dealers that can provide high quality execution services. In seeking best execution, MFS takes into account all factors it considers to be relevant, including by way of illustration: price; the size of the transaction; the nature of the market of the security; the amount of the commission; the timing and impact of the transaction considering market prices and trends; the reputation, experience, and financial stability of the broker/dealer involved; the willingness of the broker/dealer to commit capital; the need for anonymity in the market; and the quality of services rendered by the broker/dealer in other transactions, which may include the quality of the research and brokerage services provided by the broker/dealer. MFS may place Fund orders with Luminex Trading & Analytics LLC, an alternative trading system in which MFS owns a 4.9% stake.

In certain circumstances, such as a buy-in for failure to deliver, MFS is not able to select the broker/dealer who will transact to cover the failure.  For example, if the Fund sells a security short and is unable to deliver the securities sold short, the broker/dealer through whom the

Fund sold short must deliver securities purchased for cash, (i.e., effect a buy-in, unless it knows that the Fund either is in the process of forwarding the securities to the broker/dealer or will do so as soon as possible without undue inconvenience or expense).  Similarly, there can also be a failure to deliver in a long transaction and a resulting buy-in by the broker/dealer through whom the securities were sold.  If the broker/dealer effects a buy-in, MFS will be unable to control the trading techniques, methods, venues, or any other aspect of the trade used by the broker/dealer.

Commission rates for equity securities and some derivatives vary depending upon trading techniques, methods, venues, and broker/dealers selected as well as the market(s) in which the securities are traded and their relative liquidity.  MFS may utilize numerous broker/dealers and trading venues and strategies in order to seek the best execution for client transactions.  MFS periodically and systematically reviews the performance of the broker/dealers that execute Fund transactions, including the commission rates paid to broker/dealers by considering the value and quality of brokerage and research services provided.  The quality of a broker/dealer’s services is measured by analyzing various factors that could affect the execution of trades.  These factors include the ability to execute trades with a minimum of market impact, the speed and efficiency of executions, electronic trading capabilities, adequacy of capital, commitment of capital when necessary or desirable, market color provided to MFS, and accommodation of MFS’ special needs.  MFS may employ outside vendors to provide reports on the quality of broker/dealer executions.

In the case of securities traded in the over-the-counter market, portfolio transactions may be effected either on an agency basis, which involves the payment of negotiated brokerage commissions to the broker/dealer (including electronic communication networks, multilateral trading facilities, or alternative trading systems), or on a principal basis at net prices without commissions, including compensation to the broker/dealer in the form of a mark-up or mark-down, depending on where MFS believes best execution is available. In the case of securities purchased from underwriters, the cost of such securities generally includes a fixed underwriting commission or concession. From time to time, soliciting dealer fees are available to MFS on tender or exchange offers. Such soliciting or dealer fees are, in effect, recaptured by the Fund.

In allocating brokerage, MFS may take into consideration the receipt of research and brokerage services, consistent with its obligation to seek best execution for Fund transactions. As permitted by Section 28(e) of the Securities Exchange Act of 1934, as amended (“Section 28(e)”), MFS may cause the Fund to pay a broker/dealer which provides “Brokerage and Research Services” (as defined by Section 28(e)) to MFS an amount of commission for effecting a securities transaction for the Fund in excess of the amount other broker/dealers would have charged for the transaction if MFS determines in good faith that the greater commission is reasonable in relation to the value of the Brokerage and Research Services provided by the executing broker/dealer viewed in terms of either a particular transaction or MFS’ overall responsibilities to the Fund and its other clients. “Commissions,” as currently interpreted by the SEC, include fees paid to broker/dealers for trades conducted on an agency basis, and certain mark-ups, markdowns, commission equivalents, and other fees received by broker/dealers in riskless principal transactions. “Research Commissions” represent the portion of Commissions (and other fees paid in non-U.S. transactions that are not considered Commissions) that is paid on transactions in excess of the portion that compensates the broker/dealer for executing, clearing, and/or settling the transaction.

Brokerage and Research Services includes advice as to the value of securities, the advisability of investing in, purchasing, or selling securities; and the availability of securities or purchasers or sellers of securities; furnishing analyses and reports concerning issuers, industries, securities, economic factors and trends, portfolio strategy, and the performance of accounts; and effecting securities transactions and performing functions incidental thereto (such as clearance and settlement) or required in connection therewith by applicable rules. Such services can include access to corporate management; industry conferences; research field trips to corporate management and/or to tour manufacturing, production, or distribution facilities; statistical, research, and other factual information or services such as: investment research reports; access to analysts; execution systems and trading analytics; reports or databases containing corporate, fundamental, and technical analyses; portfolio modeling strategies; and economic research services, such as publications, chart services, and advice from economists concerning macroeconomics information, and analytical investment information about particular corporations (collectively, “Research”).

MFS has entered into client commission agreements with broker/dealers that execute, clear, or settle securities transactions on behalf of MFS’ clients (“Executing Brokers”) which provide for the Executing Brokers to pool a portion of the Commissions paid by the Fund and other accounts for securities transactions (“Pooled Commissions”). Pooled Commissions also include a portion of the Commissions paid in connection with the transactions of affiliates of MFS. Executing Brokers pay a portion of Pooled Commissions to providers of Research to MFS (“Research Providers”).

To the extent a Research Provider plays no role in executing client securities transactions, any Research prepared by that Research Provider would constitute third party research. MFS may use brokerage commissions, including Pooled Commissions, from the Fund’s portfolio transactions to acquire Research, subject to the procedures and limitations described below.

MFS establishes a semi-annual budget for Research paid for with Research Commissions (“Global Budget”). MFS and its affiliates allocate Research Commissions through a research vote process (“Research Vote”) in which the investment professionals of MFS and its affiliates assess the value of Research provided to MFS and its affiliates by Research Providers (which may include Executing Brokers) (“Research Firms”) during the period. MFS ascribes a dollar amount to each vote which, in total, is intended to equal the Global Budget for the period. Investment professionals are not required to spend all of their votes. MFS uses the Research Vote as a guide for allocating Pooled Commissions to Research Firms subject to each semi-annual period’s Global Budget. Compensation for Research may also be made pursuant to commissions paid on trades (“Trade Commissions”) executed by a Research Provider who is registered as a broker/dealer (“Broker Provider”). To the extent that payments for Research to a Broker Provider are made pursuant to Trade Commissions, MFS and its affiliates will reduce the amount of Pooled Commissions to be paid to that Broker Provider for its Research by a portion of the Trade Commission. MFS reserves the right to pay cash to the Research Firm from its own resources in an amount MFS determines in its discretion.

If MFS determines that any service or product has a mixed use (i.e., it also serves functions that do not assist the investment decision-making or trading process), MFS may allocate the costs of such service or product accordingly in its reasonable discretion. MFS will allocate Research Commissions to Research Firms only for the portion of the service or product that MFS determines assists it in the investment decision-making or trading process and will pay for the remaining value of the product or service in cash. The Research is provided to MFS for no consideration other than Research Commissions. In determining whether a service or product qualifies as Brokerage or Research Services, MFS evaluates whether the service or products provides lawful and appropriate assistance to MFS in carrying out its investment decision-making responsibilities. It is often not possible to place a dollar value on the Brokerage and Research Services provided to MFS by broker/dealers. The determination and evaluation of the reasonableness of the Research Commissions paid is primarily based on the professional opinions of the investment professionals who utilize the Research provided by the broker/dealers.

The advisory fee paid by the Fund to MFS is not reduced as a consequence of MFS’ receipt of Research. To the extent the Fund’s portfolio transactions are used to obtain Research, the brokerage commissions paid by the Fund might exceed those that might otherwise be paid for execution only.

Through the use of Research acquired with Research Commissions, MFS avoids the additional expenses that it would incur if it developed comparable information through its own staff or if it purchased such Research with its own resources. As a result, the Fund pays more for its portfolio transactions than if MFS caused the Fund to pay execution only rates. MFS may have an incentive to select or recommend a broker/dealer based on its interest in receiving Research rather than the Fund’s interest in receiving lower commission rates. The Research received may be useful and of value to MFS or its affiliates in serving both the Fund and other clients of MFS or its affiliates. Accordingly, not all of the Research provided by broker/dealers through which the Fund effects securities transactions may be used by MFS in connection with the Fund.

Brokerage commissions paid by the Fund for certain specified periods, information concerning purchases by the Fund of securities issued by its regular broker/dealers for its most recent fiscal year, and information concerning the amount of transactions and related commissions to broker/dealer firms that MFS has determined provide valuable research for the Fund’s most recent fiscal year, are set forth in APPENDIX G.

DISCLOSURE OF PORTFOLIO HOLDINGS AND OTHER FUND INFORMATION

The Fund may from time to time make available to the public information about the Fund on mfs.com, Facebook, Twitter, YouTube, LinkedIn, and/or other social media.

The Fund has established a policy governing the disclosure of its portfolio holdings that is reasonably designed to protect the confidentiality of the Fund’s non-public portfolio holdings and prevent inappropriate selective disclosure of such holdings. The Fund’s Board has approved this policy and will be asked to approve any material amendments to this policy. Exceptions to this policy may be authorized by MFS’ general counsel or a senior member of the MFS legal department acting under the supervision of MFS’ general counsel (an “Authorized Person”).

Neither MFS nor the Fund will receive any compensation or other consideration in connection with its disclosure of Fund portfolio holdings.

Public Disclosure of Portfolio Holdings

In addition to the public disclosure of Fund portfolio holdings through required SEC quarterly filings, the Fund may make its portfolio holdings publicly available on the MFS Web site in such scope and form and with such frequency as MFS reasonably determines and as described in the Fund’s Prospectus.

If approved by an Authorized Person, the Fund may from time to time make available on the MFS Web site and/or in a press release, information about the holdings of the Fund in a particular investment or investments as of a current date, including the equivalent exposure of such holding or holdings.

Note that the Fund or MFS may suspend the posting of this information or modify the elements of this Web posting policy without notice to shareholders. Once posted, the above information will generally remain available on the Web site until at least the date on which the Fund files a Form N-CSR or Form N-Q for the period that includes the date as of which the Web site information is current.

The Fund’s portfolio holdings are considered to be publicly disclosed: (a) upon the disclosure of the portfolio holdings in a publicly available, routine filing with the SEC that is required to include the information; (b) the day after the Fund makes such information available on its Web site (assuming that it discloses in its Prospectus that such information is available on its Web site); or (c) at such additional times and on such additional basis as determined by the SEC or its staff.

Disclosure of Non-Public Portfolio Holdings

The Fund may, in certain cases, disclose to third parties its portfolio holdings which have not been made publicly available. Disclosure of non-public portfolio holdings to third parties may only be made if an Authorized Person determines that such disclosure is not impermissible under applicable law or regulation.  In addition, the third party receiving the non-public portfolio holdings may, at the discretion of an Authorized Person, be required to agree in writing to keep the information confidential and/or agree not to trade directly or indirectly based on the information. Such agreements may not be required in circumstances such as where portfolio securities are disclosed to broker/dealers to obtain bids/prices or in interviews with the media. MFS will use reasonable efforts to monitor a recipient’s use of non-public portfolio holdings provided under these agreements by means that may include contractual provisions, notices reminding a recipient of their obligations or other commercially reasonable means. The restrictions and obligations described in this paragraph do not apply to non-public portfolio holdings provided to MFS or its affiliates, or to the disclosure of portfolio holdings as may be required by applicable law, rules, or regulations.

With respect to non-public portfolio holdings provided to employees of MFS or its subsidiaries, employees of MFS and its subsidiaries are subject to corporate policies which prohibit use of portfolio holdings information for personal benefit or to benefit others.

In addition, to the extent that an Authorized Person determines that there is a potential conflict with respect to the disclosure of information that is not publicly available between the interests of the Fund’s shareholders, on the one hand, and MFS, MFD or an affiliated person of MFS, MFD, or the Fund, on the other hand, the Authorized Person must inform MFS’ conflicts officer of such potential conflict, and MFS’ conflicts officer shall determine whether, in light of the potential conflict, disclosure is reasonable under the circumstances, and shall report such potential conflict of interest determinations to the Fund’s Chief Compliance Officer and the Board of the Fund. MFS also reports to the Board of the Fund regarding the disclosure of information regarding the Fund that is not publicly available.

Subject to compliance with the standards set forth in the previous two paragraphs, non-public portfolio holdings may be disclosed in the following circumstances:

Employees of MFS or MFD (collectively “Fund representatives”) disclose non-public portfolio holdings in connection with the day-to-day operations and management of the Fund. Full portfolio holdings are disclosed to the Fund’s custodian, independent registered accounting firm, financial printers, regulatory authorities, and stock exchanges and other listing organizations. Portfolio holdings are disclosed to the Fund’s pricing service vendors and broker/dealers when requesting bids for, or price quotations on, securities, and to other persons (including independent contractors) who provide systems or software support in connection with Fund operations, including accounting, compliance support, and pricing. Portfolio holdings may also be disclosed to persons assisting the Fund in the voting of proxies or in connection with litigation relating to Fund portfolio holdings. In connection with managing the Fund, MFS may use analytical systems provided by third parties who may have access to Fund portfolio holdings.

Non-public portfolio holdings may be disclosed in connection with other activities, such as to participants in in-kind purchases and redemptions of Fund shares, to service providers facilitating the distribution or analysis of portfolio holdings, and in other circumstances not described above. All such disclosures are subject to compliance with the applicable disclosure standards.

In addition, subject to such disclosure not being impermissible under applicable law or regulation, Fund representatives may disclose Fund portfolio holdings and related information, which may be based on non-public portfolio holdings, under the following circumstances (among others):

Fund representatives may provide oral or written information (“portfolio commentary”) about the Fund, including how the Fund’s investments are divided among various sectors, industries, countries, value and growth stocks, small, mid, and large-cap stocks, among stocks, bonds, currencies and cash, types of bonds, bond maturities, bond coupons, and bond credit quality ratings. This portfolio commentary may also include information on how these various weightings and factors contributed to Fund performance. Fund representatives may also express their views orally or in writing on one or more of the Fund’s portfolio holdings or may state that the Fund has recently purchased or sold one or more holdings.

Fund representatives may also provide oral or written information (“statistical information”) about various financial characteristics of the Fund or its underlying portfolio securities including alpha, beta, coefficient of determination, duration, maturity, information ratio, Sharpe ratio, earnings growth, payout ratio, price/book value, projected earnings growth, return on equity, standard deviation, tracking error, weighted average credit quality, market capitalization, percent debt to equity, price to cash flow, dividend yield or growth, default rate, portfolio turnover, and risk and style characteristics.

The portfolio commentary and statistical information may be provided to members of the press, shareholders in the Fund, persons considering investing in the Fund, or representatives of such shareholders or potential shareholders, such as fiduciaries of a 401(k) plan or a trust and their advisers, and the content and nature of the information provided to each of these persons may differ.

Ongoing Arrangements To Make Non-Public Portfolio Holdings Available

With authorization from an Authorized Person consistent with “Disclosure of Non-Public Portfolio Holdings” above, Fund representatives may disclose non-public Fund portfolio holdings to the recipients identified on APPENDIX H or permit the recipients identified in APPENDIX H to have access to non-public Fund portfolio holdings, on an ongoing basis.

DETERMINATION OF NET ASSET VALUE

The net asset value per share of shares of the Fund is determined each day during which the New York Stock Exchange (the “Exchange”) is open for trading. (As of the date of this SAI, the Exchange is open for trading every weekday except in an emergency and for the following holidays (or the days on which they are observed): New Year’s Day; Martin Luther King Day; Presidents’ Day; Good Friday; Memorial Day; Independence Day; Labor Day; Thanksgiving Day; and Christmas Day.) This determination is made once each day as of 1:00 p.m. Eastern time by deducting the amount of the liabilities attributable to the Fund from the value of the assets attributable to the Fund and dividing the difference by the number of Fund shares outstanding for that Fund.  Debt instruments are generally valued at an evaluated or composite bid as provided by a third-party pricing service.  Short-term instruments with a maturity at issuance of 60 days or less may be valued at amortized cost, which approximates market value.

DESCRIPTION OF SHARES, VOTING RIGHTS, AND LIABILITIES

The Trust’s Declaration of Trust, as amended or amended and restated from time to time, permits the Trust’s Board to issue an unlimited number of full and fractional shares of beneficial interest (without par value) of each series, to divide or combine the shares of any series into a greater or lesser number of shares without thereby changing the proportionate beneficial interests in that series, and to divide such shares into classes. The Board has reserved the right to create and issue additional series and classes of shares.

Each shareholder of the Fund or class is entitled to one vote for each dollar of net asset value (number of shares owned times net asset value per share) of such Fund or class, on each matter on which the shareholder is entitled to vote. Each fractional dollar amount is entitled to a proportionate fractional vote. Except when a larger vote is required by applicable law, a majority of the voting power of the shares voted in person or by proxy on a matter will decide that matter and a plurality of the voting power of the shares voted in person or by proxy will elect a Trustee. Shareholders of all series of the Trust generally will vote together on all matters except when a particular matter affects only shareholders of a particular class or series or when applicable law requires shareholders to vote separately by series or class.

Except in limited circumstances, the Board may, without any shareholder vote, amend or otherwise supplement the Trust’s Declaration of Trust.  The Trust, or any series or class thereof, may merge or consolidate or may sell, lease, or exchange all or substantially all of its assets with or without shareholder vote to the extent permitted by law.  The Trust, or any series or class, may reincorporate or reorganize without any shareholder vote. The Trust, any series of the Trust, or any class of any series, may be terminated at any time:  1) by a Majority Shareholder Vote; or 2) by the Board by written notice to the shareholders of the Trust, any series of the Trust, or any class of any series.

In the event of a liquidation of a Fund, shareholders of each class of the Fund are entitled to share pro rata in the net assets of the Fund available for distribution to such shareholders.  Shares of a Fund have no preemptive rights and have dividend and conversion rights (if any) as described in the Prospectus for the Fund.

The Board may cause a shareholder’s shares to be redeemed for any reason under terms set by the Board, including, 1) to protect the tax status of a Fund, 2) the failure of a shareholder to provide a tax identification number if required to do so, 3) the failure of a shareholder to pay when due for the purchase of shares issued to the shareholder, 4) in order to eliminate accounts whose values are less than a minimum amount established by the Board, 5) the failure of a shareholder to meet or maintain the qualifications for ownership of a particular class of shares, and 6) to eliminate ownership of shares by a particular shareholder when the Board determine that the particular shareholder’s ownership is not in the best interests of the other shareholders of the applicable Fund (for example, in the case of an alleged market timer).

Under the Trust’s Declaration of Trust, the Fund may convert to a master/feeder structure or a fund-of-funds structure without shareholder approval. In a master/feeder structure, a Fund invests all of its assets in another investment company with similar investment objectives and policies. In a fund-of-funds structure, a Fund invests all or a portion of its assets in multiple investment companies.

The Trust is an entity commonly known as a “Massachusetts business trust.” Under Massachusetts law, shareholders of such a trust may, under certain circumstances, be held personally liable as partners for its obligations. However, the Trust’s Declaration of Trust contains an express disclaimer of shareholder liability for acts or obligations of the Trust and provides for indemnification and reimbursement of expenses out of Trust property for any shareholder held personally liable for the obligations of the Trust. The Trust also maintains insurance for the protection of the Trust and its shareholders and the Board, officers, employees, and agents of the Trust covering possible tort and other liabilities. Thus, the risk of a shareholder incurring financial loss on account of shareholder liability is limited to circumstances in which both inadequate insurance existed and the Trust itself was unable to meet its obligations.

The Trust’s Declaration of Trust further provides that obligations of the Trust are not binding upon the Board individually but only upon the property of the Trust, and that the Board will not be liable for any action or failure to act, but nothing in the Trust’s Declaration of Trust or other agreement with a Trustee protects a Trustee against any liability to which he or she would otherwise be subject by reason of his or her willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of his or her office.

The Trust’s Declaration of Trust provides that shareholders may not bring suit on behalf of the Fund without first requesting that the Board bring such suit unless there would be irreparable injury to the Fund or if a majority of the Board (or a majority of the Board on any committee established to consider the merits of such action) have a personal financial interest in the action. Trustees are not considered to have a personal financial interest by virtue of being compensated for their services as Trustees or as trustees of Funds with the same or an affiliated investment adviser or distributor.

The Trust’s Declaration of Trust provides that by becoming a shareholder of the Fund, each shareholder shall be expressly held to have assented to and agreed to be bound by the provisions of the Trust’s Declaration of Trust.

Under the Trust’s By-Laws and Declaration of Trust, any claims asserted against or on behalf of the MFS Funds, including claims against Trustees and Officers, must be brought in state and federal courts located within the Commonwealth of Massachusetts.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND FINANCIAL STATEMENTS

Deloitte & Touche LLP, 200 Berkeley Street, Boston, MA 02116, serves as the independent registered public accounting firm for the Fund, providing audit services, tax return review, and other related services and assistance in connection with various SEC filings.

The Fund’s Financial Statements and Financial Highlights for the fiscal year ended August 31, 2015, are incorporated by reference into this SAI from the Fund’s Annual Report to shareholders and have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm, given upon their authority as experts in accounting and auditing.

For MFS Institutional Money Market Portfolio, the Financial Statements and Financial Highlights for the semiannual period ended February 29, 2016, are also incorporated by reference into this SAI from the Fund’s Semiannual Report to Shareholders.

A copy of the Fund’s Annual Report and Semiannual Report accompany this SAI.

APPENDIX A - TRUSTEES AND OFFICERS – IDENTIFICATION AND BACKGROUND

The Trustees and Officers of the Trust, as of July 1, 2016, are listed below, together with their principal occupations during the past five years (their titles may have varied during that period). The address of each Trustee and Officer is 111 Huntington Avenue, Boston, Massachusetts 02199-7618.

TRUSTEES

Name, Age	Position(s) Held with Fund	Trustee Since(1)	Number of MFS Funds Overseen by the Trustee(2)	Principal Occupations During the Past Five Years	Other Directorships During the Past Five Years(3)
INTERESTED TRUSTEES
Robert J. Manning(4) age 52	Trustee	February 2004	137	Massachusetts Financial Services Company, Chairman, Co-Chief Executive Officer and Director
Robin A. Stelmach(4) age 54	Trustee and President	January 2014	137	Massachusetts Financial Services Company, Executive Vice President and Chief Operating Officer
INDEPENDENT TRUSTEES
David H. Gunning age 74	Trustee and Chair of Trustees	January 2004	137	Private investor	Lincoln Electric Holdings, Inc. (welding equipment manufacturer), Director; Development Alternatives, Inc. (consulting), Director/Non-Executive Chairman
Steven E. Buller age 64	Trustee	February 2014	137

Chairman, Financial Accounting Standards Advisory Council (until 2015); Standing Advisory Group, Public Company Accounting Oversight Board, Member (until 2014); BlackRock, Inc. (investment management), Managing Director (until 2014); BlackRock Finco, UK (investment management), Director (until 2014)

Robert E. Butler age 74	Trustee	January 2006	137	Consultant – investment company industry regulatory and compliance matters
Maureen R. Goldfarb age 61	Trustee	January 2009	137	Private investor
William R. Gutow age 74	Trustee	December 1993	137	Private investor and real estate consultant; Capitol Entertainment Management Company (video franchise), Vice Chairman (until 2014)	Texas Donuts (donut franchise), Vice Chairman (until 2010)

Name, Age	Position(s) Held with Fund	Trustee Since(1)	Number of MFS Funds Overseen by the Trustee(2)	Principal Occupations During the Past Five Years	Other Directorships During the Past Five Years(3)
Michael Hegarty age 71	Trustee	December 2004	137	Private investor	Rouse Properties Inc. (real estate), Director; Capmark Financial Group Inc. (real estate), Director (until 2015)
John P. Kavanaugh age 61	Trustee	January 2009	137	Private investor
Maryanne L. Roepke age 60	Trustee	May 2014	137	American Century Investments (investment management), Senior Vice President and Chief Compliance Officer (until 2014)
Laurie J. Thomsen age 58	Trustee	March 2005	137	Private investor	The Travelers Companies (insurance), Director; Dycom Industries, Inc. (specialty contracting services, since 2015), Director
Robert W. Uek age 75	Trustee	January 2006	137	Consultant to investment company industry

OFFICERS

Name, Age	Position(s) Held with Fund	Officer Since(1)	Number of MFS Funds for which the Person is an Officer(2)	Principal Occupations During the Past Five Years	Other Directorships During the Past Five Years(3)
Christopher R. Bohane(4) age 42	Assistant Secretary and Assistant Clerk	July 2005	137	Massachusetts Financial Services Company, Vice President and Assistant General Counsel
Kino P. Clark(4) age 48	Assistant Treasurer	January 2012	137	Massachusetts Financial Services Company, Vice President
Kristin V. Collins(4) age 43	Assistant Secretary and Assistant Clerk	September 2015	137	Massachusetts Financial Services Company, Vice President and Assistant General Counsel
Thomas H. Connors(4) age 56	Assistant Secretary and Assistant Clerk	September 2012	137	Massachusetts Financial Services Company, Vice President and Senior Counsel; Deutsche Investment Management Americas, Inc. (financial service provider), Director and Senior Counsel (until 2012)
Ethan D. Corey(4) age 52	Assistant Secretary and Assistant Clerk	July 2005	137	Massachusetts Financial Services Company, Senior Vice President and Associate General Counsel

Name, Age	Position(s) Held with Fund	Officer Since(1)	Number of MFS Funds for which the Person is an Officer(2)	Principal Occupations During the Past Five Years	Other Directorships During the Past Five Years(3)
David L. DiLorenzo(4) age 47	Treasurer	July 2005	137	Massachusetts Financial Services Company, Senior Vice President
Brian E. Langenfeld(4) age 43	Assistant Secretary and Assistant Clerk	June 2006	137	Massachusetts Financial Services Company, Vice President and Senior Counsel
Kenneth Paek (4) age 41	Assistant Treasurer	February 2015	137

Massachusetts Financial Services Company, Vice President; Cohen & Steers, Vice President/Head of Fund Administration (until 2014); Morgan Stanley, Executive Director/Head of European Fund Administration (until 2012)

Susan A. Pereira(4) age 45	Assistant Secretary and Assistant Clerk	July 2005	137	Massachusetts Financial Services Company, Vice President and Senior Counsel
Kasey L. Phillips(4) age 45	Assistant Treasurer	September 2012	137	Massachusetts Financial Services Company; Vice President; Wells Fargo Funds Management, LLC, Senior Vice President, Fund Treasurer (until 2012)
Mark N. Polebaum(4) age 64	Secretary and Clerk	January 2006	137	Massachusetts Financial Services Company, Executive Vice President, General Counsel and Secretary
Matthew A. Stowe(4) age 41	Assistant Secretary and Assistant Clerk	October 2014	137	Massachusetts Financial Services Company, Vice President and Assistant General Counsel
Frank L. Tarantino age 72	Independent Senior Officer	June 2004	137	Tarantino LLC (provider of compliance services), Principal
Richard S. Weitzel(4) age 45	Assistant Secretary and Assistant Clerk	October 2007	137	Massachusetts Financial Services Company, Senior Vice President and Associate General Counsel

Name, Age	Position(s) Held with Fund	Officer Since(1)	Number of MFS Funds for which the Person is an Officer(2)	Principal Occupations During the Past Five Years	Other Directorships During the Past Five Years(3)
Martin J. Wolin(4) age 48	Chief Compliance Officer	July 2015	137

Massachusetts Financial Services Company, Senior Vice President and Chief Compliance Officer (since July 2015); Mercer (financial service provider), Chief Risk and Compliance Officer, North America and Latin America (until June 2015)

James O. Yost(4) age 56	Deputy Treasurer	September 1990	137	Massachusetts Financial Services Company, Senior Vice President

(1)             Date first appointed to serve as Trustee/Officer of an MFS Fund. Each Trustee and Officer has served continuously since appointment unless indicated otherwise. For the period from December 15, 2004 until February 22, 2005, Mr. Manning served as Advisory Trustee.  Prior to January 2012, Messrs. DiLorenzo and Yost served as Assistant Treasurers of the MFS Funds.  Ms. Stelmach was appointed as President of the Funds as of October 1, 2014.

(2)             Unless otherwise noted, as of January 1, 2016, the Trustees/Officers served as board members or officers, respectively, of the 137 funds within the MFS Funds.

(3)             Directorships or trusteeships of companies required to report to the Securities and Exchange Commission (i.e., “public companies”).

(4)             “Interested person” of the Trust within the meaning of the Investment Company Act of 1940 (referred to as the 1940 Act), which is the principal federal law governing investment companies like the Fund, as a result of position with MFS. The address of MFS is 111 Huntington Avenue, Boston, Massachusetts 02199-7618.

The following provides an overview of the considerations that led the Board to conclude that each individual serving as a Trustee of the Trust should so serve.  The current members of the Board have joined the Board at different points in time since 1993.  Generally, no one factor was decisive in the original selection of an individual to join the Board.  Among the factors the Board considered when concluding that an individual should serve on the Board were the following: (i) the individual’s business and professional experience and accomplishments; (ii) the individual’s ability to work effectively with the other members of the Board; (iii) the individual’s prior experience, if any, serving on the boards of public companies (including, where relevant, other investment companies) and other complex enterprises and organizations; and (iv) how the individual’s skills, experience and attributes would contribute to an appropriate mix of relevant skills and experience on the Board.

In respect of each current Trustee, the individual’s substantial professional accomplishments and prior experience, including, in some cases, in fields related to the operations of the Fund, were a significant factor in the determination that the individual should serve as a Trustee of the Trusts.  Following is a summary of each Trustee’s professional experience and additional considerations that contributed to the Board’s conclusion that an individual should serve on the Board:

Steven E. Buller, CPA

Mr. Buller has substantial accounting, investment management, and executive experience at firms within the investment management industry.  Mr. Buller was the Chief Financial Officer of BlackRock, Inc. (“BlackRock”), where he oversaw BlackRock’s tax department, internal audit and control functions, and the global corporate and investment company accounting policy. Prior to joining BlackRock, Mr. Buller was an auditor at Ernst & Young LLP for over 30 years, where he served as Global Director of Asset Management and as the audit partner for various investment company complexes.  Mr. Buller was chairman of the Financial Accounting Standards Advisory Council until December 31, 2015, and was a member of the Standing Advisory Group of the Public Company Accounting Oversight Board until December 31, 2014.  He has also served on the boards of BlackRock Finco UK, a privately-held company, and Person-to-Person, a community service organization.

Robert E. Butler, CPA

Mr. Butler has substantial accounting and compliance consulting experience for clients in the investment management industry.  Mr. Butler was a partner at PricewaterhouseCoopers LLP (“PWC”) (including its predecessor firms) for 25 years, and led the firm’s National Regulatory Compliance Consulting Group, specializing in compliance consulting for investment management clients, including mutual funds and investment advisers.  During his tenure at PWC, he served for ten years as a consultant to the independent directors/trustees for two major fund groups during their contract deliberation processes.  He also conducted branch reviews of insurance broker/dealers selling variable products.  Since retiring from PWC, Mr. Butler has worked as a consultant to mutual fund boards and investment advisers on regulatory and compliance matters.  He has served as, or assisted, the Independent Compliance Consultant in conjunction with the implementation of SEC market timing orders at three major fund groups.

Maureen R. Goldfarb

Ms. Goldfarb has substantial executive and board experience at firms within the investment management industry.  She was the Chief Executive Officer and Chairman of the Board of Trustees of the John Hancock Funds and an Executive Vice President of John Hancock Financial Services, Inc.  Prior to joining John Hancock, Ms. Goldfarb was a Senior Vice President with Massachusetts Mutual Life Insurance Company.  She also held various marketing, distribution, and portfolio management positions with other investment management firms.  Ms. Goldfarb is a former member of the Board of Governors of the Investment Company Institute.

David H. Gunning

Mr. Gunning has substantial executive and board experience at publicly-traded and privately-held companies, including past service as the Vice Chairman and a director of Cleveland-Cliffs Inc. (now Cliffs Natural Resources Inc.), a director of Lincoln Electronic Holdings, Inc., and a director of Southwest Gas Corp.  He is the former Chairman and Chief Executive Officer of Capitol American Financial Corp.  Mr. Gunning is also a former partner and head of the corporate department of Jones Day, a large international law firm.

William R. Gutow

Mr. Gutow was the Vice Chairman of Capitol Entertainment Management Company.  He has substantial senior executive experience at a publicly-traded company and various privately-held companies as well as board experience at privately-held companies and non-profits.  Mr. Gutow served as the Senior Vice President of Real Estate and Property Development for Zale Corporation.  Mr. Gutow has substantial investment company board experience, having served on boards of trustees responsible for oversight of funds in the MFS Funds for over 18 years.

Michael Hegarty

Mr. Hegarty has substantial senior executive and board experience at firms within the financial services industry, as well as board experience at publicly-traded and privately-held companies.  He served as the Vice Chairman and Chief Operating Officer of AXA Financial and as the President and Chief Operating Officer of The Equitable Life Assurance Society.  Mr. Hegarty also served as Vice Chairman of Chase Manhattan Corporation and Chemical Bank.  He is a former director of AllianceBernstein, which serves as the general partner of a publicly-traded investment adviser, and a former trustee of investment companies in the EQ Advisers Trust family of funds.

John P. Kavanaugh

Mr. Kavanaugh has substantial executive, investment management, and board experience at firms within the investment management and mutual fund industry. He was the Chief Investment Officer of The Hanover Insurance Group, Inc., and the President and Chairman of Opus Investment Management, Inc., an investment adviser. Mr. Kavanaugh held research and portfolio management positions with Allmerica Financial and PruCapital, Inc. He is a Chartered Financial Analyst and currently serves on the board of the Independent Directors Council, a unit of the Investment Company Institute which serves the mutual fund independent director community.

Robert J. Manning

Mr. Manning is Chairman and Co-Chief Executive Officer of MFS (the Funds’ investment adviser) and in this capacity heads its Board of Directors. He has substantial executive and investment management experience, having worked for MFS for 30 years.

Maryanne L. Roepke

Ms. Roepke has substantial executive and compliance experience within the investment management industry.  She was a Senior Vice President and the Chief Compliance Officer of American Century Investments, Inc. (“American Century”), where she worked for over 30 years. Ms. Roepke served on the board of the American Century SICAV, a mutual fund complex. She currently is a trustee of Rockhurst University. She is a former member of the Investment Company Institute’s Chief Compliance Officer Committee and Risk Management Advisory Committee.

Robin A. Stelmach

Ms. Stelmach is Executive Vice President and Chief Operating Officer of MFS (the Funds’ investment adviser). She oversees the company’s Global Investment Technology and Global Investment & Client Support departments, as well as the MFS Service Center. She is also a member of the company’s Management Committee. Prior to MFS, Ms. Stelmach spent four years as Chief Accountant and Divisional Controller for ASA International, Ltd.

Laurie J. Thomsen

Ms. Thomsen has substantial venture capital financing experience, as well as board experience at publicly-traded and privately-held companies.  Ms. Thomsen was a co-founding General Partner of Prism Venture Partners, a venture capital firm investing in healthcare and technology companies, and served as an Executive Partner of New Profit, Inc., a venture philanthropy firm.  Prior to that, she was a General Partner at Harbourvest Partners, a venture capital firm.  Ms. Thomsen is a director of The Travelers Companies, Inc. and Dycom Industries, Inc.

Robert W. Uek

Mr. Uek has substantial accounting and consulting experience for clients in the investment management industry.  Mr. Uek was a Partner in the investment management industry group of PWC, and was the chair of the global investment management industry group for Coopers & Lybrand.  He also has served as a consultant to mutual fund boards.  Mr. Uek previously served on the boards of trustees of investment companies in the TT International family of funds and Hillview Capital family of funds.  Mr. Uek is a former Chairman and Board Member of the Independent Directors Council, a unit of the Investment Company Institute, which serves the mutual fund independent director community in the U.S. Mr. Uek is also a former Board Member and Executive Committee Member of the Board of Governors of the Investment Company Institute.

Each Trustee (except Mses. Stelmach and Roepke and Mr. Buller) has been elected by shareholders and each Trustee and Officer holds office until his or her successor is chosen and qualified or until his or her earlier death, resignation, retirement or removal. The Trust does not hold annual meetings for the purpose of electing Trustees, and Trustees are not elected for fixed terms.  Under the terms of the Board’s retirement policy, an Independent Trustee shall retire at the end of the calendar year in which he or she reaches the earlier of 75 years of age or 15 years of service on the Board (or, in the case of any Independent Trustee who joined the Board prior to 2015, 20 years of service on the Board).  Messrs. Buller, Butler, Kavanaugh, Uek, and Ms. Roepke are members of the Trust’s Audit Committee.

Each of the Trust’s Trustees and Officers holds comparable positions with certain other funds of which MFS or a subsidiary is the investment adviser or distributor, and, in the case of the officers, with certain affiliates of MFS. As of July 1, 2016, the Trustees served as board members of 137 funds within the MFS Family of Funds.

APPENDIX B - TRUSTEE COMPENSATION AND COMMITTEES

Trustee Compensation Table

	Name and Position
	Interested Trustees		Independent Trustees
Aggregate Compensation Paid by Fund	Robert J. Manning	Robin A. Stelmach	Steven E. Buller	Robert E. Butler	Maureen R. Goldfarb	David H. Gunning	William R. Gutow	Michael Hegarty	John P. Kavanaugh	Maryanne L. Roepke	Laurie J. Thomsen	Robert W. Uek

MFS Institutional Money Market Portfolio[1]	Not Applicable	Not Applicable	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0
Retirement Benefits Accrued as Part of Fund Expense[1]	Not Applicable	Not Applicable	Not Applicable	Not Applicable	Not Applicable	Not Applicable	Not Applicable	Not Applicable	Not Applicable	Not Applicable	Not Applicable	Not Applicable
Total Trustee Compensation Paid by Fund and Fund Complex[2]	Not Applicable	Not Applicable	$332,382	$343,382	$342,382	$397,382	$332,382	$342,382	$333,382	$333,382	$343,382	$349,632

1For the fiscal year ended August 31, 2015.

2For the calendar year 2015 for 133 funds that paid Trustee compensation.

Committees

As of August 1, 2016, the Board has established the following Committees:

Name of Committee	Number of Meetings in Last Fiscal Year[1]	Functions	Current Members
AUDIT COMMITTEE	11

Oversees the accounting and auditing procedures of the Fund and, among other duties, considers the selection of the independent accountants for the Fund and the scope of the audit, and considers the effect on the independence of those accountants of any non-audit services such accountants provide to the Fund and any audit or non-audit services such accountants provide to other MFS Funds, MFS and/or certain affiliates. The Committee is also responsible for establishing procedures for the receipt, retention, and treatment of complaints received by the Fund regarding accounting, internal accounting controls, or auditing matters and the confidential, anonymous submission of concerns regarding questionable fund accounting matters by officers of the Fund and employees of the Fund’s investment adviser, administrator, principal underwriter, or any other provider of accounting-related services to the Fund.

			Buller*, Butler*, Kavanaugh*, Roepke*, and Uek*
COMPLIANCE COMMITTEE	7

Oversees the development and implementation of the Fund’s regulatory and fiduciary compliance policies, procedures, and practices under the 1940 Act, and other applicable laws, as well as oversight of compliance policies of the Fund’s investment adviser and certain other service providers as they relate to Fund activities. The Fund’s Chief Compliance Officer assists the Committee in carrying out its responsibilities. In addition, the Committee advises and makes recommendations to the Board on matters concerning Trustee practices and recommendations concerning the functions and duties of the committees of the Board.

			Buller*, Butler*, Hegarty*, Kavanaugh*, and Roepke
CONTRACTS REVIEW COMMITTEE	5

Requests, reviews, and considers the information deemed reasonably necessary to evaluate the terms of the investment advisory and principal underwriting agreements and the Plan of Distribution under Rule 12b-1 that each Fund proposes to renew or continue, and to make its recommendations to the full Board of Trustees on these matters.

			All Independent Trustees of the Board (Buller, Butler, Goldfarb, Gunning, Gutow, Hegarty, Kavanaugh, Roepke, Thomsen, and Uek)
NOMINATION AND COMPENSATION COMMITTEE	1

Recommends qualified candidates to the Board in the event that a position is vacated or created. The Committee will consider recommendations by shareholders when a vacancy exists. Shareholders wishing to recommend candidates for Trustee for consideration by the Committee may do so by writing to the Fund’s Secretary at the principal executive office of the Fund. Such recommendations must be accompanied by biographical and occupational data on the candidate (including whether the candidate would be an “interested person” of the Fund), a written consent by the candidate to be named as a nominee and to serve as Trustee if elected, record and ownership information for the recommending shareholder with respect to the Fund, and a description of any arrangements or understandings regarding recommendation of the candidate for consideration. The Committee is also responsible for making recommendations to the Board regarding any necessary standards or qualifications for service on the Board. The Committee also reviews and makes recommendations to the Board regarding compensation for the Independent Trustees.

			All Independent Trustees of the Board (Buller, Butler, Goldfarb, Gunning, Gutow, Hegarty, Kavanaugh, Roepke, Thomsen, and Uek)

Name of Committee	Number of Meetings in Last Fiscal Year[1]	Functions	Current Members
PORTFOLIO TRADING AND MARKETING REVIEW COMMITTEE	6

Oversees the policies, procedures, and practices of the Fund with respect to brokerage transactions involving portfolio securities as those policies, procedures, and practices are carried out by MFS and its affiliates. The Committee also oversees the lending of portfolio securities, the Trust’s borrowing and lending policies, and the administration of the Fund’s proxy voting policies and procedures by MFS. The Committee also oversees the policies, procedures, and practices of the Applicable Fund Service Providers with respect to the selection and oversight of the Fund’s counterparties in derivatives, repurchase and reverse repurchase agreements, and similar investment-related transactions. In addition, the Committee receives reports from MFS regarding the policies, procedures, and practices of MFS and its affiliates in connection with their marketing and distribution of shares of the Fund.

			All Independent Trustees of the Board (Buller, Butler, Goldfarb, Gunning, Gutow, Hegarty, Kavanaugh, Roepke, Thomsen, and Uek)
PRICING COMMITTEE	6

Oversees the determination of the value of the portfolio securities and other assets held by the Fund and determines or causes to be determined the fair value of securities and assets for which market quotations are not “readily available” in accordance with the 1940 Act. The Committee delegates primary responsibility for carrying out these functions to MFS and MFS’ internal valuation committee pursuant to pricing policies and procedures approved by the Committee and adopted by the full Board. These policies include methodologies to be followed by MFS in determining the fair values of portfolio securities and other assets held by the Fund for which market quotations are not readily available, and the Committee approves and/or ratifies these fair values. The Committee meets periodically with the members of MFS’ internal valuation committee to review and assess the quality of fair valuation and other pricing determinations made pursuant to the Fund’s pricing policies and procedures, and to review and assess the policies and procedures themselves. The Committee also exercises the responsibilities of the Board under the Amortized Cost Valuation Procedures approved by the Board on behalf of each Fund which holds itself out as a “money market fund” in accordance with Rule 2a-7 under the 1940 Act. The Committee also reviews and evaluates the contractual arrangements of service providers relating to the pricing and valuation of the Fund’s portfolio securities and other assets.

			Goldfarb*, Gutow*, Thomsen*, and Uek*
SERVICES CONTRACTS COMMITTEE	5

Reviews and evaluates the contractual arrangements of the Fund relating to transfer agency, sub-transfer agency, administrative services, and custody, and makes recommendations to the full Board of Trustees on these matters.

			Goldfarb*, Gutow*, and Hegarty*, and Thomsen*

1                   For the fiscal year ended August 31, 2015.

*                 Independent Trustees.  Although Mr. Gunning is not a member of all Committees of the Board, he is invited to and attends many of the Committees’ meetings in his capacity as Chair of the Board.

APPENDIX C - SHARE OWNERSHIP

Ownership By Trustees and Officers

As of July 7, 2016, the Trustees and Officers of the Trust as a group owned less than 1% of the Fund’s shares. The Board has adopted a policy requiring that each Independent Trustee shall have invested on an aggregate basis, within two years of membership on the Board, an amount equal to his or her prior calendar year’s base retainer and meeting attendance fees in shares of the MFS Funds.

The following table shows the dollar range of equity securities beneficially owned by each current Trustee in the Fund and, on an aggregate basis, in the MFS Funds, as of December 31, 2015.

The following dollar ranges apply:

N.  None

A.  $1 – $10,000

B.  $10,001 – $50,000

C.  $50,001 – $100,000

D.  Over $100,000

Name of Trustee	Dollar Range of Equity Securities in the Fund
N/A(1)	N

(1)         Because the Fund is only offered to certain investment companies advised by MFS, the Trustees are not eligible to invest directly in the Fund. Therefore, no Trustee owned shares of the Fund. Aggregate dollar range of equity securities in all MFS Funds overseen by the Trustees is D for all Trustees.

25% or Greater Ownership of the Fund

The following table identifies those investors who own 25% or more of the Fund’s voting shares as of July 7, 2016. Shareholders who own 25% or more of the Fund’s shares may have a significant impact on any shareholder vote of the Fund.

NAME AND ADDRESS OF INVESTOR	PERCENTAGE OWNERSHIP
Not Applicable	Not Applicable

5% or Greater Ownership of Share Class

The following table identifies those investors who own of record or are known by a Fund to own beneficially 5% or more of the Fund’s outstanding shares as of July 7, 2016.

FUND and CLASS NAME	Percentage Class Ownership	NAME and ADDRESS of INVESTOR
MFS INSTITUTIONAL MONEY MARKET PORTFOLIO	35.32	STATE STREET BANK*	2 AVENUE DE LAFAYETTE	BOSTON MA 02111-1750

	16.88	MFS INTERNATIONAL VALUE FUND	2 AVENUE DE LAFAYETTE	BOSTON MA 02111-1750

	12.13	MFS VALUE FUND	2 AVENUE DE LAFAYETTE	BOSTON MA 02111-1750

	12.47	JP MORGAN CHASE*	2 AVENUE DE LAFAYETTE	BOSTON MA 02111-1750
	6.57	MFS GROWTH FUND	2 AVENUE DE LAFAYETTE	BOSTON MA 02111-1750

* State Street Bank and JPMorgan Chase are record owners of shares of the fund on behalf of certain investment companies advised by MFS.

C - 1

APPENDIX D - PROXY VOTING POLICIES AND PROCEDURES

MASSACHUSETTS FINANCIAL SERVICES COMPANY

PROXY VOTING POLICIES AND PROCEDURES

February 1, 2016

Massachusetts Financial Services Company, MFS Institutional Advisors, Inc., MFS International (UK) Limited, MFS Heritage Trust Company, MFS Investment Management (Canada) Limited, MFS Investment Management Company (Lux) S.à r.l., MFS International Singapore Pte. Ltd., MFS Investment Management K.K., and MFS’ other subsidiaries that perform discretionary investment management activities (collectively, “MFS”) have adopted proxy voting policies and procedures, as set forth below (“MFS Proxy Voting Policies and Procedures”), with respect to securities owned by the clients for which MFS serves as investment adviser and has the power to vote proxies, including the pooled investment vehicles sponsored by MFS (the “MFS Funds”).  References to “clients” in these policies and procedures include the MFS Funds and other clients of MFS, such as funds organized offshore, sub-advised funds and separate account clients, to the extent these clients have delegated to MFS the responsibility to vote proxies on their behalf under the MFS Proxy Voting Policies and Procedures.

The MFS Proxy Voting Policies and Procedures include:

A.                                    Voting Guidelines;

B.                                    Administrative Procedures;

C                                       Records Retention; and

D.                                    Reports.

A.            VOTING GUIDELINES

1.                                      General Policy; Potential Conflicts of Interest

MFS’ policy is that proxy voting decisions are made in what MFS believes to be the best long-term economic interests of MFS’ clients, and not in the interests of any other party or in MFS’ corporate interests, including interests such as the distribution of MFS Fund shares and institutional client relationships.

MFS reviews corporate governance issues and proxy voting matters that are presented for shareholder vote by either management or shareholders of public companies.  Based on the overall principle that all votes cast by MFS on behalf of its clients must be in what MFS believes to be the best long-term economic interests of such clients, MFS has adopted proxy voting guidelines, set forth below, that govern how MFS generally will vote on specific matters presented for shareholder vote.

As a general matter, MFS votes consistently on similar proxy proposals across all shareholder meetings.  However, some proxy proposals, such as certain excessive executive compensation, environmental, social and governance matters, are analyzed on a case-by-case basis in light of all the relevant facts and circumstances of the proposal.  Therefore, MFS may vote similar proposals differently at different shareholder meetings based on the specific facts and circumstances of the issuer or the terms of the proposal.  In addition, MFS also reserves the right to override the guidelines with respect to a particular proxy proposal when such an override is, in MFS’ best judgment, consistent with the overall principle of voting proxies in the best long-term economic interests of MFS’ clients.

MFS also generally votes consistently on the same matter when securities of an issuer are held by multiple client accounts, unless MFS has received explicit voting instructions to vote differently from a client for its own account.  From time to time, MFS may also receive comments on the MFS Proxy Voting Policies and Procedures from its clients.  These comments are carefully considered by MFS when it reviews these guidelines and revises them as appropriate.

These policies and procedures are intended to address any potential material conflicts of interest on the part of MFS or its subsidiaries that are likely to arise in connection with the voting of proxies on behalf of MFS’ clients.  If such potential material conflicts of interest do arise, MFS will analyze, document and report on such potential material conflicts of interest (see Sections B.2 and D below), and shall ultimately vote the relevant proxies in what MFS believes to be the best long-term economic interests of its clients.  The MFS Proxy Voting Committee is responsible for monitoring and reporting with respect to such potential material conflicts of interest.

MFS is also a signatory to the United Nations Principles for Responsible Investment. In developing these guidelines, MFS considered environmental, social and corporate governance issues in light of MFS’ fiduciary obligation to vote proxies in the best long-term economic interest of its clients.

2.              MFS’ Policy on Specific Issues

Election of Directors

MFS believes that good governance should be based on a board with at least a simple majority of directors who are “independent” of management, and whose key committees (e.g., compensation, nominating, and audit committees) consist entirely of “independent” directors.  While MFS generally supports the board’s nominees in uncontested or non-contentious elections, we will not support a nominee to a board of a U.S. issuer (or issuer listed on a U.S. exchange) if, as a result of such nominee being elected to the board, the board would consist of a simple majority of members who are not “independent” or, alternatively, the compensation, nominating (including instances in which the full board serves as the compensation or nominating committee) or audit committees would include members who are not “independent.”

MFS will also not support a nominee to a board if we can determine that he or she attended less than 75% of the board and/or relevant committee meetings in the previous year without a valid reason stated in the proxy materials or other company communications.  In addition, MFS may not support some or all nominees standing for re-election to a board if we can determine: (1) the board or its compensation committee has re-priced or exchanged underwater stock options since the last annual meeting of shareholders and without shareholder approval; (2) the board or relevant committee has not taken adequately responsive action to an issue that received majority support or opposition from  shareholders; (3) the board has implemented a poison pill without shareholder approval since the last annual meeting and such poison pill is not on the subsequent shareholder meeting’s agenda, (including those related to net-operating loss carry-forwards); (4) the board or relevant committee has failed to adequately oversee risk by allowing the hedging and/or significant pledging of company shares by executives;  or (5) there are governance concerns with a director or issuer.

MFS may not support certain board nominees of U.S. issuers under certain circumstances where MFS deems compensation to be egregious due to pay-for-performance issues and/or poor pay practices. Please see the section below titled “MFS’ Policy on Specific Issues - Advisory Votes on Executive Compensation” for further details.

MFS evaluates a contested or contentious election of directors on a case-by-case basis considering the long-term financial performance of the company relative to its industry, management’s track record, the qualifications of all nominees, and an evaluation of what each side is offering shareholders.

Majority Voting and Director Elections

MFS votes for reasonably crafted proposals calling for directors to be elected with an affirmative majority of votes cast and/or the elimination of the plurality standard for electing directors (including binding resolutions requesting that the board amend the company’s bylaws), provided the proposal includes a carve-out for a plurality voting standard when there are more director nominees than board seats (e.g., contested elections) (“Majority Vote Proposals”).

Classified Boards

MFS generally supports proposals to declassify a board (i.e.; a board in which only one-third of board members is elected each year) for all issuers other than for certain closed-end investment companies. MFS generally opposes proposals to classify a board for issuers other than for certain closed-end investment companies.

Proxy Access

MFS believes that the ability of qualifying shareholders to nominate a certain number of directors on the company’s proxy statement (“Proxy Access”) may have corporate governance benefits. However, such potential benefits must be balanced by its potential misuse by shareholders. Therefore, we support Proxy Access proposals at U.S. issuers that establish an ownership criteria of 3% of the company held continuously for a period of 3 years. In our view, such qualifying shareholders should have the ability to nominate at least 2 directors. Companies should be mindful of imposing any undue impediments within its bylaws that may render Proxy Access impractical.

MFS analyzes all other proposals seeking Proxy Access on a case-by-case basis.  In its analysis, MFS will consider the proposed ownership criteria for qualifying shareholders (such as ownership threshold and holding period) as well as the proponent’s rationale for seeking Proxy Access.

Stock Plans

MFS opposes stock option programs and restricted stock plans that provide unduly generous compensation for officers, directors or employees, or that could result in excessive dilution to other shareholders.  As a general guideline, MFS votes against restricted stock, stock option, non-employee director, omnibus stock plans and any other stock plan if all such plans for a particular company involve potential dilution, in the aggregate, of more than 15%.  However, MFS will also vote against stock plans that involve potential dilution, in aggregate, of more than 10% at U.S. issuers that are listed in the Standard and Poor’s 100 index as of December 31 of the previous year. In the cases where a stock plan amendment is seeking qualitative changes and not additional shares, MFS will vote its shares on a case-by-case basis.

MFS also opposes stock option programs that allow the board or the compensation committee to re-price underwater options or to automatically replenish shares without shareholder approval.  MFS also votes against stock option programs for officers, employees or non-employee directors that do not require an investment by the optionee, that give “free rides” on the stock price, or that permit grants of stock options with an exercise price below fair market value on the date the options are granted. MFS will consider proposals to exchange existing options for newly issued options, restricted stock or cash on a case-by-case basis, taking into account certain factors, including, but not limited to, whether there is a reasonable value-for-value exchange and whether senior executives are excluded from participating in the exchange.

MFS supports the use of a broad-based employee stock purchase plans to increase company stock ownership by employees, provided that shares purchased under the plan are acquired for no less than 85% of their market value and do not result in excessive dilution.

Shareholder Proposals on Executive Compensation

MFS believes that competitive compensation packages are necessary to attract, motivate and retain executives.  However, MFS also recognizes that certain executive compensation practices can be “excessive” and not in the best, long-term economic interest of a company’s shareholders. We believe that the election of an issuer’s board of directors (as outlined above), votes on stock plans (as outlined above) and advisory votes on pay (as outlined below) are typically the most effective mechanisms to express our view on a company’s compensation practices.

MFS generally opposes shareholder proposals that seek to set rigid restrictions on executive compensation as MFS believes that compensation committees should retain some flexibility to determine the appropriate pay package for executives.  Although we support linking executive stock option grants to a company’s performance, MFS also opposes shareholder proposals that mandate a link of performance-based pay to a specific metric. MFS generally supports reasonably crafted shareholder proposals that (i) require the issuer to adopt a policy to recover the portion of performance-based bonuses and awards paid to senior executives that were not earned based upon a significant negative restatement of earnings unless the company already has adopted a satisfactory policy on the matter, (ii) expressly prohibit the backdating of stock options, and (iii) prohibit the acceleration of vesting of equity awards upon a broad definition of a “change-in-control” (e.g.; single or modified single-trigger).

Advisory Votes on Executive Compensation

MFS will analyze advisory votes on executive compensation on a case-by-case basis. MFS will vote against an advisory vote on executive compensation if MFS determines that the issuer has adopted excessive executive compensation practices and will vote in favor of an advisory vote on executive compensation if MFS has not determined that the issuer has adopted excessive executive compensation practices. Examples of excessive executive compensation practices may include, but are not limited to, a pay-for-performance disconnect, employment contract terms such as guaranteed bonus provisions, unwarranted pension payouts, backdated stock options, overly generous hiring bonuses for chief executive officers, unnecessary perquisites, or the potential reimbursement of excise taxes to an executive in regards to a severance package. In cases where MFS (i) votes against consecutive advisory pay votes, or (ii) determines that a particularly egregious excessive executive compensation practice has occurred, then MFS may also vote against certain or all board nominees.  MFS may also vote against certain or all board nominees if an advisory pay vote for a U.S. issuer is not on the agenda, or the company has not implemented the advisory vote frequency supported by a plurality/ majority of shareholders.

MFS generally supports proposals to include an advisory shareholder vote on an issuer’s executive compensation practices on an annual basis.

“Golden Parachutes”

From time to time, MFS may evaluate a separate, advisory vote on severance packages or “golden parachutes” to certain executives at the same time as a vote on a proposed merger or acquisition. MFS will support an advisory vote on a severance package on a on a case-by-case basis, and MFS may vote against the severance package regardless of whether MFS supports the proposed merger or acquisition.

Shareholders of companies may also submit proxy proposals that would require shareholder approval of severance packages for executive officers that exceed certain predetermined thresholds.  MFS votes in favor of such shareholder proposals when they would require shareholder approval of any severance package for an executive officer that exceeds a certain multiple of such officer’s annual compensation that is not determined in MFS’ judgment to be excessive.

Anti-Takeover Measures

In general, MFS votes against any measure that inhibits capital appreciation in a stock, including proposals that protect management from action by shareholders.  These types of proposals take many forms, ranging from “poison pills” and “shark repellents” to super-majority requirements.

MFS generally votes for proposals to rescind existing “poison pills” and proposals that would require shareholder approval to adopt prospective “poison pills,” unless the company already has adopted a clearly satisfactory policy on the matter.  MFS may consider the adoption of a prospective “poison pill” or the continuation of an existing “poison pill” if we can determine that the following two conditions are met:  (1) the “poison pill” allows MFS clients to hold an aggregate position of up to 15% of a company’s total voting securities (and of any class of voting securities); and (2) either (a) the “poison pill” has a term of not longer than five years, provided that MFS will consider voting in favor of the “poison pill” if the term does not exceed seven years and the “poison pill” is linked to a business strategy or purpose that MFS believes is likely to result in greater value for shareholders; or (b) the terms of the “poison pill” allow MFS clients the opportunity to accept a fairly structured and attractively priced tender offer (e.g. a “chewable poison pill” that automatically dissolves in the event of an all cash, all shares tender offer at a premium price).  MFS will also consider on a case-by-case basis proposals designed to prevent tenders which are disadvantageous to shareholders such as tenders at below market prices and tenders for substantially less than all shares of an issuer.

MFS will consider any poison pills designed to protect a company’s net-operating loss carryforwards on a case-by-case basis, weighing the accounting and tax benefits of such a pill against the risk of deterring future acquisition candidates.

Proxy Contests

From time to time, a shareholder may express alternative points of view in terms of a company’s strategy, capital allocation, or other issues. Such shareholder may also propose a slate of director nominees different than the slate of director nominees proposed by the company (a “Proxy Contest”). MFS will analyze Proxy Contests on a case-by-case basis, taking into consideration the track record and current recommended initiatives of both company management and the dissident shareholder(s). Like all of our proxy votes, MFS will support the slate of director nominees that we believe is in the best, long-term economic interest of our clients.

Reincorporation and Reorganization Proposals

When presented with a proposal to reincorporate a company under the laws of a different state, or to effect some other type of corporate reorganization, MFS considers the underlying purpose and ultimate effect of such a proposal in determining whether or not to support such a measure.  MFS generally votes with management in regards to these types of proposals, however, if MFS believes the proposal is in the best long-term economic interests of its clients, then MFS may vote against management (e.g. the intent or effect would be to create additional inappropriate impediments to possible acquisitions or takeovers).

Issuance of Stock

There are many legitimate reasons for the issuance of stock.  Nevertheless, as noted above under “Stock Plans,” when a stock option plan (either individually or when aggregated with other plans of the same company) would substantially dilute the existing equity (e.g. by approximately 10-15% as described above), MFS generally votes against the plan.  In addition, MFS typically votes against proposals where management is asking for authorization to issue common or preferred stock with no reason stated (a “blank check”) because the unexplained authorization could work as a potential anti-takeover device. MFS may also vote against the authorization or issuance of common or preferred stock if MFS determines that the requested authorization is excessive or not warranted.

Repurchase Programs

MFS supports proposals to institute share repurchase plans in which all shareholders have the opportunity to participate on an equal basis.  Such plans may include a company acquiring its own shares on the open market, or a company making a tender offer to its own shareholders.

Cumulative Voting

MFS opposes proposals that seek to introduce cumulative voting and for proposals that seek to eliminate cumulative voting.  In either case, MFS will consider whether cumulative voting is likely to enhance the interests of MFS’ clients as minority shareholders.

Written Consent and Special Meetings

The right to call a special meeting or act by written consent can be a powerful tool for shareholders. As such, MFS supports proposals requesting the right for shareholders who hold at least 10% of the issuer’s outstanding stock to call a special meeting. MFS also supports proposals requesting the right for shareholders to act by written consent.

Independent Auditors

MFS believes that the appointment of auditors for U.S. issuers is best left to the board of directors of the company and therefore supports the ratification of the board’s selection of an auditor for the company.  Some shareholder groups have submitted proposals to limit the non-audit activities of a company’s audit firm or prohibit any non-audit services by a company’s auditors to that company.  MFS opposes proposals recommending the prohibition or limitation of the performance of non-audit services by an auditor, and proposals recommending the removal of a company’s auditor due to the performance of non-audit work for the company by its auditor.  MFS believes that the board, or its audit committee, should have the discretion to hire the company’s auditor for specific pieces of non-audit work in the limited situations permitted under current law.

Other Business

MFS generally votes against “other business” proposals as the content of any such matter is not known at the time of our vote.

Adjourn Shareholder Meeting

MFS generally supports proposals to adjourn a shareholder meeting if we support the other ballot items on the meeting’s agenda. MFS generally votes against proposals to adjourn a meeting if we do not support the other ballot items on the meeting’s agenda.

Environmental, Social and Governance (“ESG”) Issues

MFS believes that a company’s ESG practices may have an impact on the company’s long-term economic financial performance and will generally support proposals relating to ESG issues that MFS believes are in the best long-term economic interest of the company’s shareholders.  For those ESG proposals for which a specific policy has not been adopted, MFS considers such ESG proposals on a case-by-case basis.  As a result, it may vote similar proposals differently at various shareholder meetings based on the specific facts and circumstances of such proposal.

MFS generally supports proposals that seek to remove governance structures that insulate management from shareholders (i.e., anti-takeover measures) or that seek to enhance shareholder rights. Many of these governance-related issues, including compensation issues, are outlined within the context of the above guidelines. In addition, MFS typically supports proposals that require an issuer to reimburse successful dissident shareholders (who are not seeking control of the company) for reasonable expenses that such dissident incurred in soliciting an alternative slate of director candidates. MFS also generally supports reasonably crafted shareholder proposals requesting increased disclosure around the company’s use of collateral in derivatives trading.  MFS typically supports proposals for an independent board chairperson. However, we may not support such proposals if we determine there to be an appropriate and effective counter-balancing leadership structure in place (e.g.; a strong, independent lead director with an appropriate level of powers and duties). For any governance-related proposal for which an explicit guideline is not provided above, MFS will consider such proposals on a case-by-case basis and will support such proposals if MFS believes that it is in the best long-term economic interest of the company’s shareholders.

MFS generally supports proposals that request disclosure on the impact of environmental issues on the company’s operations, sales, and capital investments.  However, MFS may not support such proposals based on the facts and circumstances surrounding a specific proposal, including, but not limited to, whether (i) the proposal is unduly costly, restrictive, or burdensome, (ii) the company already provides publicly-available information that is sufficient to enable shareholders to evaluate the potential opportunities and risks that environmental matters pose to the company’s operations, sales and capital investments, or (iii) the proposal seeks a level of disclosure that exceeds that provided by the company’s industry peers. MFS will analyze all other environmental proposals on a case-by-case basis and will support such proposals if MFS believes such proposal is in the best long-term economic interest of the company’s shareholders.

MFS will analyze social proposals on a case-by-case basis. MFS will support such proposals if MFS believes that such proposal is in the best long-term economic interest of the company’s shareholders.  Generally, MFS will support shareholder proposals that (i) seek to amend a company’s equal employment opportunity policy to prohibit discrimination based on sexual orientation and gender identity; and (ii) request additional disclosure regarding a company’s political contributions (including trade organizations and lobbying activity) (unless the company already provides publicly-available information that is sufficient to enable shareholders to evaluate the potential opportunities and risks that such contributions pose to the company’s operations, sales and capital investments).

The laws of various states or countries may regulate how the interests of certain clients subject to those laws (e.g. state pension plans) are voted with respect to social issues.  Thus, it may be necessary to cast ballots differently for certain clients than MFS might normally do for other clients.

Foreign Issuers

MFS generally supports the election of a director nominee standing for re-election in uncontested or non-contentious elections unless it can be determined that (1) he or she failed to attend at least 75% of the board and/or relevant committee meetings in the previous year without a valid reason given in the proxy materials; (2) since the last annual meeting of shareholders and without shareholder approval, the board or its compensation committee has re-priced underwater stock options; or (3) since the last annual meeting, the board has either implemented a poison pill without shareholder approval or has not taken responsive action to a majority shareholder approved resolution recommending that the “poison pill” be rescinded. In such circumstances, we will vote against director nominee(s). Also, certain markets outside of the U.S. have adopted best practice guidelines relating to corporate governance matters (e.g. the United Kingdom’s and Japan Corporate Governance Codes). Many of these guidelines operate on a “comply or explain” basis. As such, MFS will evaluate any explanations by companies relating to their compliance with a particular corporate governance guideline on a case-by-case basis and may vote against the board nominees or other relevant ballot item if such explanation is not satisfactory. In some circumstances, MFS may submit a vote to abstain from certain director nominees or the relevant ballot items if we have concerns with the nominee or ballot item, but do not believe these concerns rise to the level where a vote against is warranted.

MFS generally supports the election of auditors, but may determine to vote against the election of a statutory auditor in certain markets if MFS reasonably believes that the statutory auditor is not truly independent.

Some international markets have also adopted mandatory requirements for all companies to hold shareholder votes on executive compensation.  MFS will vote against such proposals if MFS determines that a company’s executive compensation practices are excessive, considering such factors as the specific market’s best practices that seek to maintain appropriate pay-for-performance alignment and to create long-term shareholder value. We may alternatively submit an abstention vote on such proposals in circumstances where our executive compensation concerns are not as severe.

Many other items on foreign proxies involve repetitive, non-controversial matters that are mandated by local law.   Accordingly, the items that are generally deemed routine and which do not require the exercise of judgment under these guidelines (and therefore voted with management) for foreign issuers include, but are not limited to, the following: (i) receiving financial statements or other reports from the board; (ii) approval of declarations of dividends; (iii) appointment of shareholders to sign board meeting minutes; (iv) discharge of management and supervisory boards; and (v) approval of share repurchase programs (absent any anti-takeover or other concerns). MFS will evaluate all other items on proxies for foreign companies in the context of the guidelines described above, but will generally vote against an item if there is not sufficient information disclosed in order to make an informed voting decision. For any ballot item where MFS wishes to express a more moderate level of concern than a vote of against, we will cast a vote to abstain.

In accordance with local law or business practices, some foreign companies or custodians prevent the sale of shares that have been voted for a certain period beginning prior to the shareholder meeting and ending on the day following the meeting (“share blocking”).  Depending on the country in which a company is domiciled, the blocking period may begin a stated number of days prior or subsequent to the meeting (e.g. one, three or five days) or on a date established by the company.  While practices vary, in many countries the block period can be continued for a longer period if the shareholder meeting is adjourned and postponed to a later date.  Similarly, practices vary widely as to the ability of a shareholder to have the “block” restriction lifted early (e.g. in some countries shares generally can be “unblocked” up to two days prior to the meeting whereas in other countries the removal of the block appears to be discretionary with the issuer’s transfer agent).  Due to these restrictions, MFS must balance the benefits to its clients of voting proxies against the potentially serious portfolio management consequences of a reduced flexibility to sell the underlying shares at the most advantageous time.  For companies in countries with share blocking periods or in markets where some custodians may block shares, the disadvantage of being unable to sell the stock regardless of changing conditions generally outweighs the advantages of voting at the shareholder meeting for routine items.  Accordingly, MFS will not vote those proxies in the absence of an unusual, significant vote that outweighs the disadvantage of being unable to sell the stock.

From time to time, governments may impose economic sanctions which may prohibit us from transacting business with certain companies or individuals. These sanctions may also prohibit the voting of proxies at certain companies or on certain individuals. In such instances, MFS will not vote at certain companies or on certain individuals if it determines that doing so is in violation of the sanctions.

In limited circumstances, other market specific impediments to voting shares may limit our ability to cast votes, including, but not limited to, late delivery of proxy materials, untimely vote cut-off dates, power of attorney and share re-registration requirements, or any other unusual voting requirements. In these limited instances, MFS votes securities on a best efforts basis in the context of the guidelines described above.

B.                                    ADMINISTRATIVE PROCEDURES

1.              MFS Proxy Voting Committee

The administration of these MFS Proxy Voting Policies and Procedures is overseen by the MFS Proxy Voting Committee, which includes senior personnel from the MFS Legal and Global Investment Support Departments.  The Proxy Voting Committee does not include individuals whose primary duties relate to client relationship management, marketing, or sales.  The MFS Proxy Voting Committee:

a.              Reviews these MFS Proxy Voting Policies and Procedures at least annually and recommends any amendments considered to be necessary or advisable;

b.              Determines whether any potential material conflict of interest exists with respect to instances in which MFS (i) seeks to override these MFS Proxy Voting Policies and Procedures; (ii) votes on ballot items not governed by these MFS Proxy Voting Policies and Procedures; (iii) evaluates an excessive executive compensation issue in relation to the election of directors; or (iv) requests a vote recommendation from an MFS portfolio manager or investment analyst (e.g. mergers and acquisitions); and

c.               Considers special proxy issues as they may arise from time to time.

2.              Potential Conflicts of Interest

The MFS Proxy Voting Committee is responsible for monitoring potential material conflicts of interest on the part of MFS or its subsidiaries that could arise in connection with the voting of proxies on behalf of MFS’ clients. Due to the client focus of our investment management business, we believe that the potential for actual material conflict of interest issues is small. Nonetheless, we have developed precautions to assure that all proxy votes are cast in the best long-term economic interest of shareholders.1 Other MFS internal policies require all MFS employees to avoid actual and potential conflicts of interests between personal activities and MFS’ client activities. If an employee (including investment professionals) identifies an actual or potential conflict of interest with respect to any voting decision (including the ownership of securities in their individual portfolio), then that employee must recuse himself/herself from participating in the voting process. Any significant attempt by an employee of MFS or its subsidiaries to unduly influence MFS’ voting on a particular proxy matter should also be reported to the MFS Proxy Voting Committee.

In cases where proxies are voted in accordance with these MFS Proxy Voting Policies and Procedures, no material conflict of interest will be deemed to exist.  In cases where (i) MFS is considering overriding these MFS Proxy Voting Policies and Procedures, (ii) matters presented for vote are not governed by these MFS Proxy Voting Policies and Procedures,  (iii) MFS evaluates a potentially excessive executive compensation issue in relation to the election of directors or advisory pay or severance package vote, or (iv) a vote recommendation is requested from an MFS portfolio manager or investment analyst (e.g. mergers and acquisitions); (collectively, “Non-Standard Votes”); the MFS Proxy Voting Committee will follow these procedures:

a.              Compare the name of the issuer of such proxy against a list of significant current (i) distributors of MFS Fund shares, and (ii) MFS institutional clients (the “MFS Significant Distributor and Client List”);

b.              If the name of the issuer does not appear on the MFS Significant Distributor and Client List, then no material conflict of interest will be deemed to exist, and the proxy will be voted as otherwise determined by the MFS Proxy Voting Committee;

1  For clarification purposes, note that MFS votes in what we believe to be the best, long-term economic interest of our clients entitled to vote at the shareholder meeting, regardless of whether other MFS clients hold “short” positions in the same issuer.

c.               If the name of the issuer appears on the MFS Significant Distributor and Client List, then the MFS Proxy Voting Committee will be apprised of that fact and each member of the MFS Proxy Voting Committee will carefully evaluate the proposed vote in order to ensure that the proxy ultimately is voted in what MFS believes to be the best long-term economic interests of MFS’ clients, and not in MFS’ corporate interests; and

d.              For all potential material conflicts of interest identified under clause (c) above, the MFS Proxy Voting Committee will document: the name of the issuer, the issuer’s relationship to MFS, the analysis of the matters submitted for proxy vote, the votes as to be cast and the reasons why the MFS Proxy Voting Committee determined that the votes were cast in the best long-term economic interests of MFS’ clients, and not in MFS’ corporate interests.  A copy of the foregoing documentation will be provided to MFS’ Conflicts Officer.

The members of the MFS Proxy Voting Committee are responsible for creating and maintaining the MFS Significant Distributor and Client List, in consultation with MFS’ distribution and institutional business units.  The MFS Significant Distributor and Client List will be reviewed and updated periodically, as appropriate.

For instances where MFS is evaluating a director nominee who also serves as a director of the MFS Funds, then the MFS Proxy Voting Committee will adhere to the procedures described in section (d) above regardless of whether the portfolio company appears on our Significant Distributor and Client List.

If an MFS client has the right to vote on a matter submitted to shareholders by Sun Life Financial, Inc. or any of its affiliates (collectively “Sun Life”), MFS will cast a vote on behalf of such MFS client pursuant to the recommendations of Institutional Shareholder Services, Inc.’s (“ISS”) benchmark policy, or as required by law.

Except as described in the MFS Fund’s prospectus, from time to time, certain MFS Funds (the “top tier fund”) may own shares of other MFS Funds (the “underlying fund”). If an underlying fund submits a matter to a shareholder vote, the top tier fund will generally vote its shares in the same proportion as the other shareholders of the underlying fund.  If there are no other shareholders in the underlying fund, the top tier fund will vote in what MFS believes to be in the top tier fund’s best long-term economic interest. If an MFS client has the right to vote on a matter submitted to shareholders by a pooled investment vehicle advised by MFS, MFS will cast a vote on behalf of such MFS client in the same proportion as the other shareholders of the pooled investment vehicle.

3.              Gathering Proxies

Most proxies received by MFS and its clients originate at Broadridge Financial Solutions, Inc. (“Broadridge”).  Broadridge and other service providers, on behalf of custodians, send proxy related material to the record holders of the shares beneficially owned by MFS’ clients, usually to the client’s proxy voting administrator or, less commonly, to the client itself.  This material will include proxy ballots reflecting the shareholdings of Funds and of clients on the record dates for such shareholder meetings, as well as proxy materials with the issuer’s explanation of the items to be voted upon.

MFS, on behalf of itself and certain of its clients (including the MFS Funds) has entered into an agreement with an independent proxy administration firm pursuant to which the proxy administration firm performs various proxy vote related administrative services such as vote processing and recordkeeping functions.  Except as noted below, the proxy administration firm for MFS and its clients, including the MFS Funds, is ISS.  The proxy administration firm for MFS Development Funds, LLC is Glass, Lewis & Co., Inc. (“Glass Lewis”; Glass Lewis and ISS are each hereinafter referred to as the “Proxy Administrator”).

The Proxy Administrator receives proxy statements and proxy ballots directly or indirectly from various custodians, logs these materials into its database and matches upcoming meetings with MFS Fund and client portfolio holdings, which are input into the Proxy Administrator’s system by an MFS holdings data-feed.  Through the use of the Proxy Administrator system, ballots and proxy material summaries for all upcoming shareholders’ meetings are available on-line to certain MFS employees and members of the MFS Proxy Voting Committee.

It is the responsibility of the Proxy Administrator and MFS to monitor the receipt of ballots.  When proxy ballots and materials for clients are received by the Proxy Administrator, they are input into the Proxy Administrator’s on-line system.  The Proxy Administrator then reconciles a list of all MFS accounts that hold shares of a company’s stock and the number of shares held on the record date by these accounts with the Proxy Administrator’s list of any upcoming shareholder’s meeting of that company.  If a proxy ballot has not been received, the Proxy Administrator contacts the custodian requesting the reason as to why a ballot has not been received.

4.                                      Analyzing Proxies

Proxies are voted in accordance with these MFS Proxy Voting Policies and Procedures.  The Proxy Administrator, at the prior direction of MFS, automatically votes all proxy matters that do not require the particular exercise of discretion or judgment with respect to these MFS Proxy Voting Policies and Procedures as determined by MFS.  With respect to proxy matters that require the particular exercise of discretion or judgment, the MFS Proxy Voting Committee considers and votes on those proxy matters. MFS also receives research and recommendations from the Proxy Administrator which it may take into account in deciding how to vote. MFS uses the research of ISS to identify (i) circumstances in which a board may have approved excessive executive compensation, (ii) environmental and social proposals that warrant further consideration or (iii) circumstances in which a non-U.S. company is not in compliance with local governance or compensation best practices. In those situations where the only MFS fund that is eligible to vote at a shareholder meeting has Glass Lewis as its Proxy Administrator, then we will utilize research from Glass Lewis to identify such issues. MFS analyzes such issues independently and does not necessarily vote with the ISS or Glass Lewis recommendations on these issues. MFS may also use other research tools in order to identify the circumstances described above. Representatives of the MFS Proxy Voting Committee review, as appropriate, votes cast to ensure conformity with these MFS Proxy Voting Policies and Procedures.

As a general matter, portfolio managers and investment analysts have little involvement in most votes taken by MFS. This is designed to promote consistency in the application of MFS’ voting guidelines, to promote consistency in voting on the same or similar issues (for the same or for multiple issuers) across all client accounts, and to minimize the potential that proxy solicitors, issuers, or third parties might attempt to exert inappropriate influence on the vote.  In certain types of votes (e.g. mergers and acquisitions, proxy contests, capitalization matters, potentially excessive executive compensation issues, or certain shareholder proposals)a representative of MFS Proxy Voting Committee may consult with or seek recommendations from MFS investment analysts and/or portfolio managers.2  However, the MFS Proxy Voting Committee will ultimately determine the manner in which all proxies are voted.

As noted above, MFS reserves the right to override the guidelines when such an override is, in MFS’ best judgment, consistent with the overall principle of voting proxies in the best long-term economic interests of MFS’ clients.  Any such override of the guidelines shall be analyzed, documented and reported in accordance with the procedures set forth in these policies.

5.                                      Voting Proxies

In accordance with its contract with MFS, the Proxy Administrator also generates a variety of reports for the MFS Proxy Voting Committee, and makes available on-line various other types of information so that the MFS Proxy Voting Committee or proxy team may review and monitor the votes cast by the Proxy Administrator on behalf of MFS’ clients.

For those markets that utilize a “record date” to determine which shareholders are eligible to vote, MFS generally will vote all eligible shares pursuant to these guidelines regardless of whether all (or a portion of) the shares held by our clients have been sold prior to the meeting date.

6.                                      Securities Lending

From time to time, the MFS Funds or other pooled investment vehicles sponsored by MFS may participate in a securities lending program.  In the event MFS or its agent receives timely notice of a shareholder meeting for a U.S. security, MFS and its agent will attempt to recall any securities on loan before the meeting’s record date so that MFS will be entitled to vote these shares.  However, there may be instances in which MFS is unable to timely recall securities on loan for a U.S. security, in which cases MFS will not be able to vote these shares. MFS will report to the appropriate board of the MFS Funds those instances in which MFS is not able to timely recall the loaned securities. MFS generally does not recall non-U.S. securities on loan because there may be insufficient advance notice of proxy materials, record dates, or vote cut-off dates to allow MFS to timely recall the shares in certain markets on an automated basis. As a result, non-U.S. securities that are on loan will not generally be voted.  If MFS receives timely notice of what MFS determines to be an unusual, significant vote for a non-U.S. security whereas MFS shares are on loan, and determines that voting is in the best long-term economic interest of shareholders, then MFS will attempt to timely recall the loaned shares.

7.                                      Engagement

The MFS Proxy Voting Policies and Procedures are available on www.mfs.com and may be accessed by both MFS’ clients and the companies in which MFS’ clients invest.  From time to time, MFS may determine that it is appropriate and beneficial for representatives from the MFS Proxy Voting Committee to engage in a dialogue or written communication with a company or other shareholders regarding certain matters on the company’s proxy statement that are of concern to shareholders, including environmental, social and governance matters.  A company or shareholder may also seek to engage with representatives of the MFS

2  From time to time, due to travel schedules and other commitments, an appropriate portfolio manager or research analyst may not be available to provide a vote recommendation.  If such a recommendation cannot be obtained within a reasonable time prior to the cut-off date of the shareholder meeting, the MFS Proxy Voting Committee may determine to abstain from voting.

Proxy Voting Committee in advance of the company’s formal proxy solicitation to review issues more generally or gauge support for certain contemplated proposals.

C.            RECORDS RETENTION

MFS will retain copies of these MFS Proxy Voting Policies and Procedures in effect from time to time and will retain all proxy voting reports submitted to the Board of Trustees of the MFS Funds for the period required by applicable law. Proxy solicitation materials, including electronic versions of the proxy ballots completed by representatives of the MFS Proxy Voting Committee, together with their respective notes and comments, are maintained in an electronic format by the Proxy Administrator and are accessible on-line by the MFS Proxy Voting Committee.  All proxy voting materials and supporting documentation, including records generated by the Proxy Administrator’s system as to proxies processed, including the dates when proxy ballots were received and submitted, and the votes on each company’s proxy issues, are retained as required by applicable law.

D.            REPORTS

U.S. Registered MFS Funds

MFS publicly discloses the proxy voting records of the U.S. registered MFS Funds on a quarterly basis. MFS will also report the results of its voting to the Board of Trustees of the U.S. registered MFS Funds.  These reports will include: (i) a summary of how votes were cast (including advisory votes on pay and “golden parachutes”) ; (ii) a summary of votes against management’s recommendation; (iii) a review of situations where MFS did not vote in accordance with the guidelines and the rationale therefore; (iv) a review of the procedures used by MFS to identify material conflicts of interest and any matters identified as a material conflict of interest; (v) a review of these policies and the guidelines; (vi) a review of our proxy engagement activity; (vii) a report and impact assessment of instances in which the recall of loaned securities of a U.S. issuer was unsuccessful; and (viii) as necessary or appropriate, any proposed modifications thereto to reflect new developments in corporate governance and other issues.  Based on these reviews, the Trustees of the U.S. registered MFS Funds will consider possible modifications to these policies to the extent necessary or advisable.

Other MFS Clients

MFS may publicly disclose the proxy voting records of certain other clients (including certain MFS Funds) or the votes it casts with respect to certain matters as required by law. A report can also be printed by MFS for each client who has requested that MFS furnish a record of votes cast. The report specifies the proxy issues which have been voted for the client during the year and the position taken with respect to each issue and, upon request, may identify situations where MFS did not vote in accordance with the MFS Proxy Voting Policies and Procedures.

Except as described above, MFS generally will not divulge actual voting practices to any party other than the client or its representatives because we consider that information to be confidential and proprietary to the client. However, as noted above, MFS may determine that it is appropriate and beneficial to engage in a dialogue with a company regarding certain matters. During such dialogue with the company, MFS may disclose the vote it intends to cast in order to potentially effect positive change at a company in regards to environmental, social or governance issues.

APPENDIX E - INVESTMENT STRATEGIES AND RISKS

In addition to the principal investment strategies and the principal risks described in the Part A, the Fund may employ other investment practices and may be subject to other risks, which are described below.

Asset-Backed Securities. Asset-backed securities are securities that represent interests in or payments from pools of assets such as mortgages, debt securities, bank loans, motor vehicle installment sales contracts, installment loan contracts, leases of various types of real and personal property, receivables from revolving credit (i.e., credit card) agreements and other receivables. The assets can be a pool of assets or a single asset (e.g., a loan to a specific corporation). Asset-backed securities that represent an interest in a pool of assets provide greater credit diversification than asset-backed securities that represent an interest in a single asset.  Underlying assets are securitized through the use of trusts and special purpose entities. Payment of interest and repayment of principal on asset-backed securities may be largely dependent upon the cash flows generated by the underlying assets and, in certain cases, may be supported by letters of credit, surety bonds, or other credit enhancements.

The credit quality of asset-backed securities depends primarily on the quality of the underlying assets, the rights of recourse available against the underlying assets and/or the issuer, the level of credit enhancement, if any, provided for the securities, and the credit quality of the credit-support provider, if any. The value of asset-backed securities may be affected by the various factors described above and other factors, such as changes in interest rates, the availability of information concerning the pool of assets and its structure, the creditworthiness of the servicing agent for the pool of assets, the originator of the underlying assets, or the entities providing the credit enhancement. Asset-backed securities that do not have the benefit of a security interest in the underlying assets present certain additional risks that are not present with asset-backed securities that do have a security interest in the underlying assets.

Some types of asset-backed securities are often subject to more rapid repayment than their stated maturity date would indicate, as a result of the pass-through of prepayments of principal on the underlying assets. The rate of principal payments on these asset-backed securities is related to the rate of principal payments on the underlying pool of assets and related to the priority of payment of the security with respect to the pool of assets. The occurrence of prepayments is a function of several factors, such as the level of interest rates, general economic conditions, the location and age of the underlying obligations, asset default and recovery rates, and other social and demographic conditions. Because prepayments of principal generally occur when interest rates are declining, an investor generally has to reinvest the proceeds of such prepayments at lower interest rates than those at which its assets were previously invested. Therefore, these asset-backed securities may have less potential for capital appreciation in periods of falling interest rates than other income-bearing securities of comparable maturity. When interest rates increase, these asset-backed securities may be repaid more slowly than expected. As a result, the maturity of the asset-backed security is extended, increasing the potential for loss.

Borrowing. The Fund may borrow money from banks in an amount not exceeding 33 1/3% of its total assets (including the amount borrowed) less liabilities (other than borrowings) or in connection with engaging in transactions considered by the SEC to constitute a form of borrowing under the Investment Company Act of 1940 (e.g., reverse repurchase agreements) to the extent permitted by the Fund’s investment objectives and policies. If the Fund borrows money, its share price may be subject to greater fluctuation until the borrowing is paid off. If the Fund makes additional investments while borrowings are outstanding, this may be considered a form of leverage and may cause a Fund to liquidate investments when it would not otherwise do so.  Money borrowed will be subject to interest charges and may be subject to other fees or requirements which would increase the cost of borrowing above the stated interest rate.

Commodity Pool Operator Regulation.  A notice has been filed with the National Futures Association (NFA) claiming an exclusion from the definition of the term “commodity pool operator” (CPO) under the Commodity Exchange Act, as amended, and the rules of the Commodity Futures Trading Commission (CFTC) promulgated thereunder with respect to the Fund. As a result, MFS, as adviser to the Fund, is not currently subject to registration or regulation as a CPO with respect to the Fund. However, if in the future the Fund is no longer eligible for this exclusion, the notice claiming exclusion from the definition of a CPO would be withdrawn, and MFS, as adviser to such Fund, would be subject to regulation as a CPO with respect to such Fund.

Country Location. The issuer of a security or other investment is generally deemed to be economically tied to a particular country if: (a) the security or other investment is issued or guaranteed by the government of that country or any of its agencies, authorities or instrumentalities; (b) the issuer is organized under the laws of, and maintains a principal office in, that country; (c) the issuer has its principal securities trading market in that country; (d) the issuer derives 50% or more of its total revenues from goods sold or services performed in that country; (e) the issuer has 50% or more of its assets in that country; or (f) the issuer is included in an index which is representative of that country. For purposes of determining if a security or other investment is considered a foreign security, revenues from goods sold or services performed in all countries other than the United States and assets in all countries other than the United States may be aggregated.  For purposes of determining if a security or other investment is considered an emerging market security, revenues from goods sold or services performed in all emerging market countries and assets in all emerging market countries may be aggregated.

Cyber Security.  The Fund does not directly have any operational or security systems or infrastructure that are potentially subject to cyber security risks, but the Fund is exposed through its service providers (including MFS, MFD, the custodian, the auditor, MFSC, financial intermediaries, and sub-adviser (if applicable)), to cyber security risks. With the increased use of technologies, such as the Internet and the dependence on computer systems to perform necessary business functions, the Fund’s service providers are susceptible to operational and information security risks that could result in losses to the Fund and its shareholders. Cyber incidents can result from deliberate attacks or unintentional events. Cyber-attacks include, but are not limited to, infection by computer viruses or other malicious software code, unauthorized access to the service providers’ digital systems through system-wide “hacking” or other means for the purpose of misappropriating assets or sensitive information, corrupting data, or causing operational disruption. Cyber-attacks may also be carried out in a manner that does not require gaining unauthorized access, such as causing denial-of-service attacks on the service providers’ systems or Web sites rendering them unavailable. In addition, authorized persons could inadvertently or intentionally release confidential or proprietary information stored on the service providers’ systems.

Cyber security failures or breaches resulting from the Fund’s service providers or the issuers of securities in which the Fund invests may negatively impact the value of the Fund’s investments and cause disruptions and impact the service providers’ and the Fund’s business operations, potentially resulting in financial losses, the inability of Fund shareholders to transact business and the Fund to process transactions, the inability to calculate the Fund’s net asset value, violations of applicable privacy and other laws, regulatory fines, penalties, reputational damage, reimbursement or other compensation costs, and/or additional compliance costs. The Fund may incur incremental costs to prevent cyber incidents in the future which could negatively impact the Fund and its shareholders. While MFS has established business continuity plans and risk management systems designed to prevent or reduce the impact of such cyber-attacks, there are inherent limitations in such plans and systems, including the possibility that certain risks have not been adequately identified. Furthermore, the Fund cannot directly control any cyber security plans and systems put in place by service providers, or by issuers in which the Fund invests.

Foreign Markets.  Foreign investments and foreign currencies, as well as any securities issued by U.S. entities with substantial foreign operations, may involve significant risks. Foreign investments involve risks relating to local political, economic, regulatory, or social instability, military action or unrest, or adverse diplomatic developments, and may be affected by actions of U.S. and foreign governments adverse to the interests of U.S. investors. Such actions may include expropriation or nationalization of assets, confiscatory taxation, economic and trade sanctions, embargoes, restrictions on U.S. investment or on the ability to repatriate assets or convert currency into U.S. dollars, or other government action. The debt instruments of foreign governments and their agencies and instrumentalities may or may not be supported by the full faith and credit of the foreign government. Additionally, governmental issuers of foreign debt securities may be unwilling to pay interest and repay principal when due and may require that the conditions for payment be renegotiated. In addition, the value of securities denominated in foreign currencies and of dividends and interest paid with respect to such securities will fluctuate based on the relative strength of the U.S. dollar.

Foreign markets, while growing in volume and sophistication, may not be as developed as those in the United States, and securities of some foreign issuers may be less liquid and more volatile than securities of comparable U.S. issuers. Foreign trading, settlement and custodial practices (including those involving settlement where Fund assets may be released prior to receipt of payment) may be less developed than those in U.S. markets, and may result in increased risk or substantial delays in the event of a failed trade or the insolvency of, or breach of duty by, a foreign broker-dealer, securities depository, or foreign subcustodian. In addition, the costs associated with foreign investments, including withholding or other taxes, brokerage commissions, and custodial costs, are generally higher than with U.S. investments.

Foreign markets may offer less protection to investors than U.S. markets. Foreign issuers may not be bound by uniform accounting, auditing, and financial reporting requirements and standards of practice comparable to those applicable to U.S. issuers. Adequate public information on foreign issuers may not be available, and it may be difficult to secure dividends and information regarding corporate actions on a timely basis. In general, there may be less overall governmental supervision and regulation of securities exchanges, brokers, and listed companies than in the United States. Over-the-counter markets tend to be less regulated than stock exchange markets and, in certain countries, may be totally unregulated. Regulatory enforcement may be influenced by economic or political concerns, and investors may have difficulty enforcing their legal rights in foreign countries.

Some foreign investments impose restrictions on transfer within the United States or to U.S. persons. Although investments subject to such transfer restrictions may be marketable abroad, they may be less liquid than foreign investments that are not subject to such restrictions.

Interfund Borrowing and Lending Program.  Pursuant to an exemptive order issued by the SEC, the Fund may borrow money from and/or lend money to other Funds advised by MFS and for which MFD acts as the principal underwriter.  Any loans under the program will be set at an interest rate that is the average of the highest rate available to a lending MFS Fund from an investment in overnight repurchase agreements and the approximate lowest rate at which bank short-term loans would be available to a borrowing MFS Fund.  A borrowing MFS Fund may have to borrow from a bank at a higher rate if an interfund loan is called or not renewed.  Any delay in repayment of an interfund borrowing to a lending MFS Fund could result in lost investment opportunities or borrowing costs.

Liquidity. Certain investments and types of investments are subject to restrictions on resale, may trade in the over-the-counter market, or may not have an active trading market. In addition, at times, all or a large portion of segments of the market may not have an active trading market due to adverse market, economic, industry, political, regulatory, geopolitical and other conditions. Without an active trading market where frequent and large purchase and sale transactions of a security occur without significantly affecting the price of that security, it may be difficult to value and not possible to sell these investments and the Fund may have to sell certain of these investments at a price or time that is not advantageous in order to meet redemptions or other cash needs.

Money Market Instruments. Money market instruments, or short-term debt instruments, consist of obligations such as commercial paper, bank obligations (e.g., certificates of deposit and bankers’ acceptances), repurchase agreements, and various government obligations, such as Treasury bills. Money market instruments may be structured to be, or may employ a trust or other form so that they are, eligible investments for money market funds. For example, put features can be used to modify the maturity of a security or interest rate adjustment features can be used to enhance price stability. If a structure fails to function as intended, adverse tax or investment consequences may result. Neither the Internal Revenue Service (IRS) nor any other regulatory authority has ruled definitively on certain legal issues presented by certain structured securities. Future tax or other regulatory determinations could adversely affect the value, liquidity, or tax treatment of the income received from these securities. Commercial paper is a money market instrument issued by banks or companies to raise money for short-term purposes. Unlike some other debt obligations, commercial paper is typically unsecured. Commercial paper may be issued as an asset-backed security.

Municipal Instruments. Debt obligations or other instruments or participations therein issued by or on behalf of (or that are otherwise treated for federal tax purposes as issued by or an obligation of) states, territories and possessions of the United States and the District of Columbia and their political subdivisions, agencies or instrumentalities, are known as “municipal instruments.” Generally, interest received on municipal instruments is exempt from federal income tax. The tax-exempt nature of the interest on a municipal instrument is generally the subject of a bond counsel opinion delivered in connection with the issuance of the instrument. There is no assurance that the IRS will agree with bond counsel’s opinion that such interest is tax-exempt or that the interest payments on such municipal instruments will continue to be tax exempt for the life of the municipal instrument. Issuers or other parties generally enter into covenants requiring continuing compliance with federal tax requirements to preserve the tax-free status of interest payments over the life of the municipal instrument. If at any time the covenants are not complied with, or if the IRS otherwise determines that the issuer did not comply with relevant tax requirements, interest payments from a municipal instrument could become federally taxable, possibly retroactively to the date the municipal instrument was issued and an investor may need to file an amended income tax return. Certain types of structured securities are designed so that tax exempt interest from municipal instruments held by the underlying entity will pass through to the holders of the structured security. There is no assurance that the IRS will agree that such interest is tax exempt.

From time to time, proposals have been introduced before Congress and state legislatures to restrict or eliminate the federal and state income tax exemption for interest on municipal instruments.  Similar proposals may be introduced in the future.  Such legislation or court or tax rulings that eliminate or cap the federal and/or state deduction of interest from municipal instruments could adversely affect the price of municipal instruments and the interest paid by the municipal instruments, and may restrict or eliminate the ability of the Fund to achieve its respective investment objective.

The value of municipal instruments can be affected by changes in their actual or perceived credit quality.  The credit quality and ability to pay principal and interest when due of municipal instruments can be affected by, among other things, the financial condition of the issuer or guarantor, the issuer’s future borrowing plans and sources of revenue, the economic feasibility of the revenue bond project or general borrowing purpose, political or economic developments in the region where the instrument is issued and the liquidity of the security.  Municipal instruments generally trade in the over-the-counter market. Information about the financial condition of an issuer of municipal bonds may not be as extensive as that which is made available by corporations whose securities are publicly traded.

General obligation bonds are backed by the issuer’s pledge of its full faith and credit and taxing power for the repayment of principal and the payment of interest. Issuers of general obligation bonds include states, counties, cities, towns, and regional districts. The proceeds of these obligations are used to fund a wide range of public projects, including construction or improvement of schools, highways and roads, and water and sewer systems. The rate of taxes that can be levied for the payment of debt service on these bonds may be limited. Additionally, there may be limits as to the rate or amount of special assessments or taxes that can be levied to meet these obligations.

Some general obligation bonds are backed by both a pledge of a specific revenue source, such as a special assessment or tax and an issuer’s pledge of its full faith and credit and taxing power. Debt service from these general obligation bonds is typically paid first from the specific revenue source and second, if the specific revenue source is insufficient, from the general taxing power.

Revenue bonds are generally backed by the net revenues derived from a particular facility, group of facilities, or, in some cases, the proceeds of a special excise tax or other specific revenue source, such as a state’s or local government’s proportionate share of the payments from the Tobacco Master Settlement Agreement. Revenue bonds are issued to finance a wide variety of capital projects. Examples include electric, gas, water and sewer systems; highways, bridges, and tunnels; port and airport facilities; colleges and universities; and hospitals. Industrial development bonds, a type of revenue bond, are issued by or on behalf of public authorities to raise money to finance various privately operated facilities for a variety of purposes, including economic development, solid waste disposal, transportation, and pollution control. Although the principal security for revenue bonds is typically the revenues of the specific facility, project, company or system, many revenue bonds are secured by additional collateral in the form of a mortgage on the real estate comprising a specific facility, project or system, a lien on receivables and personal property, as well as the pledge of various reserve funds available to fund debt service, working capital, capital expenditures or other needs. Net revenues and other security pledged may be insufficient to pay principal and interest due which will cause the price of the bonds to decline. In some cases, revenue bonds issued by an authority are backed by a revenue stream unrelated to the issuer, such as a hotel occupancy tax, a sales tax, or a special assessment. In these cases, the ability of the authority to pay debt service is solely dependent on the revenue stream generated by the special tax. Furthermore, the taxes supporting such issues may be subject to legal limitations as to rate or amount.

Municipal insurance policies typically insure, subject to the satisfaction of the policy conditions and certain other restrictions, timely and scheduled payment of all principal and interest due on the underlying municipal instruments. Municipal insurance does not insure against market fluctuations which affect the price of a security.

The insurance may be obtained by either (i) the issuer at the time the municipal instrument is issued, commonly referred to as primary market insurance, or (ii) another party after the municipal instrument has been issued, commonly referred to as secondary market insurance.

The value of a municipal insurance policy is dependent on the financial strength of the issuer providing such insurance. As a result of ratings downgrades and withdrawals from the municipal insurance business over the last credit cycle, many municipal insurance policies may have little or no value.

Education. In general, there are two types of education-related bonds: (i) those issued to finance projects for public and private colleges and universities, charter schools and private schools, and (ii) those representing pooled interests in student loans. Bonds issued to supply educational institutions with funding or to fund construction and other projects which benefit the educational institution are subject to many risks, including the risks of unanticipated revenue decline, primarily the result of decreasing student enrollment, decreasing state and federal funding, or a change in general economic conditions. Additionally, higher than anticipated costs associated with salaries, utilities, insurance or other general expenses could impair the ability of a borrower to make annual debt service payments. Charter schools are subject to the additional risk that the contract (or charter) may be revoked for failure to meet academic or fiscal management standards, safety or health-related issues, or other reasons. Student loan revenue bonds are generally offered by state (or substate) authorities or commissions and are primarily backed by pools of student loans. Underlying student loans may be guaranteed by state guarantee agencies and may be subject to reimbursement by the United States Department of Education through its guaranteed student loan program. Others may be private, uninsured loans made to parents or students which may be supported by reserves or other forms of credit enhancement. Cash flows supporting student loan revenue bonds are impacted by numerous factors, including the rate of student loan defaults, seasoning of the loan portfolio, unemployment rates, the trust’s overall ability to generate excess spread, and loan modifications. Other risks associated with student loan revenue bonds include potential changes in federal legislation regarding student loan revenue bonds, state guarantee agency reimbursement, bankruptcy protection for student loan borrowers, and continued federal interest and other program subsidies currently in effect.

Electric Utilities. The electric utilities industry is highly regulated at both the state and federal level. There are generally two types of electric utilities: municipal owned and investor owned. Municipal owned utilities typically benefit from a monopoly position and self-imposed rates, whereas investor owned utilities are typically subject to state and federal oversight for rates and/or subject to competition. Regardless of type, risks include: (a) the availability and cost of fuel, (b) the availability and cost of capital, (c) the effects on demand from economic conditions, (d) the effects of conservation on energy demand, (e) the effects of rapidly changing environmental, safety, and licensing requirements, and other federal, state, and local regulations, (f) timely and sufficient rate increases allowing for reasonable cost recovery including growing retiree obligations and changing fuel prices, (g) maintenance of existing assets and (h) timely and efficient construction of new assets including those to meet renewable energy mandates.

Health Care. The health care industry includes providers such as hospitals, nursing homes, elderly retirement communities, and community health organizations.  It is subject to regulatory action by a number of governmental agencies, including federal, state, and local governmental agencies. A major source of revenues for the health care industry is payments from the Medicare and Medicaid programs. As a result, the industry is sensitive to legislative changes and reductions in governmental spending for such programs. A second major source of revenues for the health care industry is payments from private insurance companies and health maintenance organizations. As such, any changes to and reductions in reimbursement rates from these entities for services provided could be detrimental to the revenues of the providers. Numerous other factors may affect the industry, such as general and local economic conditions; the real estate market; demand for services; expenses (including for example, labor, malpractice insurance premiums and pharmaceutical products); and competition among health care providers. In the future, the following factors may adversely affect health care facility operations: national health reform legislation or proposed legislation; other state or local health care reform measures; medical and technological advances which dramatically alter the need for health services or the way in which such services are delivered; changes in medical coverage which alter the traditional fee-for-service revenue stream; and efforts by employers, insurers, and governmental agencies to reduce the costs of health insurance and health care services.

Housing. Housing revenue bonds typically are issued by a state, county, or local housing authority and are secured by mortgage loan repayments. The proceeds of these bonds may be used to make mortgage loans for single-family housing, multi-family housing, or a combination of the two. Because of the impossibility of precisely predicting demand for mortgages from the proceeds of such an issue, there is a risk that the proceeds of the issue will be in excess of demand, which would result in early retirement of the bonds by the issuer, during the origination period. Moreover, such housing revenue bonds depend for their repayment upon the cash flow from the underlying mortgages, which cannot be precisely predicted when the bonds are issued, and is negatively impacted by an increase of the rate of mortgage defaults. Any difference in the actual cash flow from such mortgages from the assumed cash flow could have an adverse impact upon the ability of the issuer to make scheduled payments of principal and interest on the bonds, or could result in early retirement of the bonds. Additionally, the scheduled payments of principal and interest depend in part upon reserve funds established from the proceeds of the bonds, assuming certain rates of return on investment of such reserve funds. If the assumed rates of return are not realized because of changes in interest rate levels or for other reasons, the actual cash flow for scheduled payments of principal and interest on the bonds may be inadequate. The financing of housing projects is affected by a variety of factors, including general economic conditions, interest rates, and real estate prices, which may impact the borrower’s ability to pay debt service and may impair the value of the collateral securing the bonds, if any. Some authorities provide additional security for the bonds in the form of insurance, subsidies (federal, state, or local), additional collateral, or state pledges (without obligation) to make up deficiencies.  With respect to multi-family housing, additional risk factors include satisfactory completion of construction within cost constraints, the achievement and maintenance of a sufficient level of occupancy, sound management of the developments, timely and adequate increases in rents to cover increases in operating expenses, including taxes, utility rates and maintenance costs, changes in applicable laws and governmental regulations and social and economic trends. With respect to single family housing, additional risk factors include the additional credit risk of first-time homebuyers with lower incomes and mortgages with little or no equity.

Prepaid Gas Bonds.  Payment of principal and interest on prepaid gas bonds are subject to the key risk that the gas supplier fails to provide the natural gas as agreed over the life of the contract between the gas supplier and the municipal utility.  The gas supplier’s obligation to provide the natural gas is guaranteed by a financial institution and therefore the credit quality of this financial institution is an important factor in the credit quality and value of the bonds.  Additional risks include the willingness and ability of the municipal utilities to purchase the gas when delivered.  Failure to do so, among other things, could result in the bond being called.

Tender Option Bonds. Tender option bonds are created when municipal instruments are transferred to a special purpose trust which issues two classes of certificates.  The first class, commonly called floating rate certificates, pays an interest rate that is typically reset weekly based on a specified index.  The second class, commonly called inverse floaters, pays an interest rate based on the difference between the interest rate earned on the underlying municipal instruments and the interest rate paid on the floating rate certificates, after expenses.

Both Section 619 (the “Volcker Rule”) and Section 941 (the “Risk Retention Rules”) of the Dodd-Frank Wall Street Reform and Consumer Protection Act apply to tender option bond programs and operate to require that such programs be restructured. In particular, these rules effectively will preclude banking entities from: (i) sponsoring or acquiring interests in the trusts used to hold a municipal instrument; and (ii) continuing to service or maintain relationships with existing programs involving such trusts to the same extent and in the same capacity as existing programs. Because of the role that tender option bond programs play in the municipal instrument market, it is possible that implementation of these rules may adversely impact the municipal instrument market. For example, as a result of the implementation of these rules, the municipal instrument market may experience reduced demand or liquidity and increased financing costs.

Transportation. Transportation debt may be issued to finance the construction of airports, toll roads, highways, or other transit facilities. Airport bonds are dependent on the economic conditions of the airport’s service area and may be affected by the business strategies and fortunes of specific airlines. They may also be subject to competition from other airports and modes of transportation. Air traffic generally follows broader economic trends and may be affected by the price and availability of fuel as well as perceived global safety risks. Toll road bonds are also affected by the cost and availability of fuel as well as toll levels, the presence of competing roads and the general economic health of an area. Fuel costs, transportation taxes and fees, and availability of fuel also affect other transportation-related securities, as do the presence of alternate forms of transportation, such as public transportation.

Tobacco Settlement Revenue Bonds. Tobacco settlement revenue bonds are secured by a single source of revenue —a state or jurisdiction’s proportionate share of periodic payments made by tobacco companies under the Master Settlement Agreement (the “MSA”) entered into by participating cigarette manufacturers, 46 states, and other jurisdictions in November of 1998 in settlement of certain smoking-related litigation. Annual payments on the bonds are dependent on the receipt by the issuer of future settlement payments under the MSA. These annual payments are subject to numerous adjustments. The actual amount of future settlement payments depends on annual domestic cigarette shipments, inflation, market share gains by non-participating cigarette manufacturers, the resolution of disputes between the states and participating tobacco companies regarding diligent enforcement of statutes requiring escrow payments from non-participating manufacturers and other factors. MSA payment adjustments may cause bonds to be repaid faster or slower than originally projected. Tobacco bonds are subject to additional risks, including the risk that a tobacco company defaults on its obligation to make payments to the state or that the MSA or state legislation enacted pursuant to the MSA is void or unenforceable. Cigarette shipments (and therefore MSA payments) will be negatively affected by increased government regulation (such as a ban on menthol cigarettes), price increases above the rate of inflation

(including tax increases by federal, state, and local authorities), increased health consciousness by smokers, increases in indoor and outdoor smoking restrictions, and increases in sales of other nicotine delivery devices (such as electronic cigarettes, smoking cessation products and smokeless tobacco).

Water and Sewer. Water and sewer revenue bonds are generally secured by the fees charged to each user of the service. The issuers of water and sewer revenue bonds generally enjoy a monopoly status and latitude in their ability to raise rates. However, lack of water supply due to insufficient rain, run-off, or snow pack can be a concern and has led to past defaults. Further, public resistance to rate increases, declining numbers of customers in a particular locale, costly environmental litigation, and Federal environmental mandates and the associated costs are challenges faced by issuers of water and sewer bonds. Also, water and sewer bonds issued by an enterprise of a municipality in financial distress may not be insulated from the financial insecurity of that municipality.

Municipal Lease Obligations. Municipal lease obligations and participations in municipal leases are undivided interests in a portion of an obligation in the form of a lease or installment purchase or conditional sales contract which is issued by a state, local government, or a municipal financing corporation to acquire land, equipment, and/or facilities (collectively hereinafter referred to as “lease obligations”). Generally lease obligations do not constitute general obligations of the municipality for which the municipality’s taxing power is pledged. Instead, a lease obligation is ordinarily backed by the municipality’s covenant to budget for, appropriate, and make the payments due under the lease obligation. As a result of this structure, municipal lease obligations are generally not subject to state constitutional debt limitations or other statutory requirements that may apply to other municipal securities.

Lease obligations may contain “non-appropriation” clauses which provide that the municipality has no obligation to make lease or installment purchase payments in future years unless money is appropriated for that purpose on a yearly basis. If the municipality does not appropriate in its budget enough to cover the payments on the lease obligation, the lessor may have the right to repossess and relet the property to another party. Depending on the property subject to the lease, the value of the property may not be sufficient to cover the debt.

In addition to the risk of “non-appropriation,” municipal lease securities may not have as highly liquid a market as conventional municipal bonds. Furthermore, municipal lease obligations generally have the same risk characteristics as Municipal Instruments.

Regulatory Risk.  Financial entities, such as investment companies and investment advisers, are generally subject to extensive government regulation.  Government regulation may change frequently and may have significant adverse consequences. Economic downturns can trigger economic, legal, budgetary, tax, and regulatory changes.  Regulatory changes may change the way a Fund is regulated or the way the Fund’s investments are regulated, affect the expenses incurred directly by the Fund and the value of its investments, and limit and/or preclude a Fund’s ability to pursue its investment strategy or achieve its investment objective.

Repurchase Agreements. A repurchase agreement is an agreement under which a buyer would acquire a security for a relatively short period of time (usually not more than a week) subject to the obligation of the seller to repurchase and the buyer to resell such security at a fixed time and price (representing the buyer’s cost plus interest).  The buyer bears the risk of loss in the event that the other party to a repurchase agreement defaults on its obligations and the buyer is delayed or prevented from exercising its rights to dispose of the collateral.  This risk includes the risk of procedural costs or delays in addition to a loss on the securities if their value should fall below their repurchase price. If Fund assets and/or collateral is maintained by a third party custodian, the Fund is also subject to the credit risk of the third party custodian.

Restricted Securities. Restricted securities are securities that are subject to legal restrictions on their resale. Difficulty in selling securities may result in a loss or be costly to an investor. Restricted securities generally can be sold in privately negotiated transactions, pursuant to an exemption from registration under the Securities Act of 1933, or in a registered public offering. Where registration is required, the holder of a registered security may be obligated to pay all or part of the registration expense and a considerable period may elapse between the time it decides to seek registration and the time it may be permitted to sell a security under an effective registration statement. If, during such a period, adverse market conditions were to develop, the holder might obtain a less favorable price than when it decided to seek registration of the security.

Reverse Repurchase Agreements. In a reverse repurchase agreement, an investor sells securities and receives cash proceeds, subject to its agreement to repurchase the securities at a later date for a fixed price reflecting a market rate of interest. There is a risk that the counterparty to a reverse repurchase agreement will be unable or unwilling to complete the transaction as scheduled, which may result in losses to the investor. Unless the appreciation and income on assets purchased with proceeds from reverse repurchase agreements exceed the costs associated with them, the investor’s performance is lower than it otherwise would have been.  A reverse repurchase agreement can be viewed as a borrowing.  If a Fund makes additional investments with the proceeds while a reverse repurchase agreement is outstanding, this may be considered a form of leverage.

Variable and Floating Rate Securities. Variable and floating rate securities are debt instruments that provide for periodic adjustments in the interest rate paid on the security. Variable rate securities provide for a specified periodic adjustment in the interest rate, while floating rate securities have interest rates that may change with changes to the level of prevailing interest rates or the issuer’s credit quality. There is a risk that the current interest rate on variable and floating rate securities may not accurately reflect current market interest rates or adequately compensate the holder for the current creditworthiness of the issuer. Some variable or floating rate securities are structured with liquidity features such as (1) put options or tender options that permit holders (sometimes subject to conditions) to demand payment of the unpaid principal balance plus accrued interest from the issuers or certain financial intermediaries or (2) auction rate features, remarketing provisions, or other maturity-shortening devices designed to enable the issuer to refinance or redeem outstanding debt securities (market-dependent liquidity features). The market-dependent liquidity features may not operate as intended as a result of the issuer’s declining creditworthiness, adverse market conditions, or other factors or the inability or unwillingness of a participating broker-dealer to make a secondary market for such securities. As a result, variable or floating rate securities that include market-dependent liquidity features may lose value and the holders of such securities may be required to retain them for an extended period of time or until maturity.

When-Issued, Delayed-Delivery, and Forward-Commitment Transactions. When-issued, delayed-delivery, and forward-commitment transactions involve a commitment to purchase or sell specific securities at a predetermined price or yield in which payment and delivery take place after the customary settlement period for that type of security. Typically, no interest accrues to the purchaser until the security is delivered. When purchasing securities pursuant to one of these transactions, payment for the securities is not required until the delivery date. However, the purchaser assumes the rights and risks of ownership, including the risks of price and yield fluctuations and the risk that the security will not be issued or delivered as anticipated.  If a Fund makes additional investments while a delayed delivery purchase is outstanding, this may result in a form of leverage.

Zero Coupon Bonds, Deferred Interest Bonds, and Payment-In-Kind Bonds. Zero coupon and deferred interest bonds are debt instruments which are issued at a discount from face value. The discount approximates the total amount of interest the instruments will accrue and compound over the period until maturity or the first interest payment date at a rate of interest reflecting the market rate of the instrument at the time of issuance. While zero coupon bonds do not require the periodic payment of interest, deferred interest bonds provide for a period of delay before the regular payment of interest begins. Payment-in-kind bonds are debt instruments which provide that the issuer may, at its option, pay interest on such instruments in cash or in the form of additional debt instruments. Such instruments may involve greater credit risks and may experience greater volatility than debt instruments which pay interest in cash currently.

APPENDIX F - INVESTMENT RESTRICTIONS

The Fund has adopted the following fundamental investment restrictions which cannot be changed without the approval of a Majority Shareholder Vote. In addition, the Fund has adopted the following non-fundamental policy which may be changed without shareholder approval.

As fundamental investment restrictions, the Fund may not:

(1)	borrow money except to the extent such borrowing is not prohibited by the Investment Company Act of 1940, as amended (the “1940 Act”) and exemptive orders granted under such Act;

(2)

underwrite securities issued by other persons, except that all or any portion of the assets of the Fund may be invested in one or more investment companies, to the extent not prohibited by the 1940 Act and exemptive orders granted under such Act, and except insofar as the Fund may technically be deemed an underwriter under the Securities Act of 1933, as amended, in selling a portfolio security;

(3)

issue any senior securities except to the extent not prohibited by the 1940 Act and exemptive orders granted under such Act; for purposes of this restriction, collateral arrangements with respect to any type of swap, option, Forward Contracts and Futures Contracts and collateral arrangements with respect to initial and variation margin are not deemed to be the issuance of a senior security;

(4)	make loans except to the extent not prohibited by the 1940 Act and exemptive orders granted under such Act; and

(5)

purchase or sell real estate (excluding securities secured by real estate or interests therein and securities of companies, such as real estate investment trusts, which deal in real estate or interests therein), interests in oil, gas or mineral leases, commodities or commodity contracts (excluding currencies and any type of option, Futures Contracts and Forward Contracts) in the ordinary course of its business; the Fund reserves the freedom of action to hold and to sell real estate, mineral leases, commodities or commodity contracts (including currencies and any type of option, Futures Contracts and Forward Contracts) acquired as a result of the ownership of securities.

(6)

purchase any securities of an issuer in a particular industry if as a result 25% or more of its total assets (taken at market value at the time of purchase) would be invested in securities of issuers whose principal business activities are in the same industry, provided however, that this restriction shall not apply to securities or obligations issued or guaranteed by banks or bank holding companies, finance companies or utility companies.

As a non-fundamental policy, the Fund will not:

(1)	invest in illiquid investments, if more than 5% of the Fund’s net assets (taken at market value) would be invested in such securities.

Except for fundamental investment restriction no. 1 and the Fund’s non-fundamental policy on investing in illiquid securities, these investment restrictions are adhered to at the time of purchase or utilization of assets; a subsequent change in circumstances will not be considered to result in a violation of policy. In the event the investments exceed the percentage specified in the Fund’s non-fundamental policy on illiquid investments, the Fund will reduce the percentage of its assets invested in illiquid investments in due course, taking into account the best interests of shareholders.

For purposes of fundamental investment restriction no. 5, investments in certain types of derivative instruments whose value is related to commodities or commodity contracts, including swaps and structured notes, are not considered commodities or commodity contracts.

For purposes of fundamental investment restriction no. 6 investments in securities issued or guaranteed by the U.S. Government or its agencies or instrumentalities and tax-exempt obligations issued or guaranteed by a U.S. territory or possession, a state or local government, or a political subdivision of any of the foregoing, are not considered an investment in any particular industry.

For purposes of fundamental investment restriction no. 6, investments in other investment companies are not considered an investment in any particular industry and portfolio securities held by an underlying fund in which the Fund may invest are not considered to be securities purchased by the Fund.

F - 1

APPENDIX G - PORTFOLIO TRANSACTIONS AND BROKERAGE COMMISSIONS

Brokerage Commissions

The following brokerage commissions were paid by the Fund during the specified time periods:

Fund	Fiscal Year Ended	Brokerage Commissions Paid by Fund

MFS Institutional Money Market Portfolio	August 31, 2015	$0
	August 31, 2014	$0
	August 31, 2013	$0

Securities Issued by Regular Broker/Dealers

During the fiscal year ended August 31, 2015, the Fund purchased securities issued by the following regular broker/dealers of the Fund, and the following table sets forth the value of the Fund’s aggregate holdings of the securities of each such issuer as of August 31, 2015:

Fund	Broker/Dealer	Value of Securities

MFS Institutional Money Market Portfolio	Barclays PLC	$0	[1]
	BMO Financial Group	$0	[1]
	JPMorgan Chase & Co	$0	[1]
	Royal Bank of Canada	$0	[1]

1The Fund sold the security prior to August 31, 2015.

Transactions with Research Firms

During the fiscal year ended August 31, 2015, the Fund allocated the following amount of transactions and related commissions to broker/dealer firms that have been deemed by MFS to provide valuable Research (“Research Firms”).  The provision of Research was not necessarily a factor in the placement of this business with such Research Firms.  The amounts shown do not include transactions directed to electronic communications networks owned by the Research Firms for execution only services.

Fund	Dollar Amount of Transactions with Research Firms	Commissions Paid on Transactions with Research Firms

MFS Institutional Money Market Portfolio	$0	$0

G - 1

APPENDIX H - RECIPIENTS OF NON-PUBLIC PORTFOLIO HOLDINGS ON AN ONGOING BASIS

This list of recipients below is current as of June 1, 2016, and any additions, modifications, or deletions to this list that have occurred since that date are not reflected. The portfolio holdings of the Fund that may be provided to these recipients, or to which these recipients have access, may be the Fund’s current portfolio holdings. As a condition to receiving or being provided access to non-public Fund portfolio holdings, the recipients listed below must agree, or otherwise have an independent duty, to maintain this information in confidence and/or agree not to trade directly or indirectly based on the information. MFS will use reasonable efforts to monitor a recipient’s use of non-public portfolio holdings information provided under these agreements by means that may include contractual provisions, periodic due diligence, notices reminding a recipient of their obligations, or other commercially reasonable means.

Name of Recipient	Purpose of Disclosure
Abel Noser Corp.	Analytical Tool
Atos	IT Client Services and Desktop Architecture
Barclays Capital	Software Vendor
Bloomberg L.P.	Analytical Tool
Board of Trustees	Fund Governance
Capital Confirmations	Electronic Confirmation Services Between Fund Auditors and Brokers
Checkfree Corp.	Software Vendor
Citigroup	Analytical Tool
Deloitte & Touche LLP	Independent Registered Public Accounting Firm for Certain Funds
eA Data Automation Services, LLC	Data Formatting and Organization Service
Eagle Investment Systems Corp.	Accounting System
FactSet Research Systems Inc.	Analytical Tool
GainsKeeper, Inc.	Accounting System
Global Trading Analytics	Analytical Tool
Institutional Shareholder Services Inc.	Proxy Service Provider
Investor Tools Perform	Analytical Tool
ITG, Inc.	Analytical Tool
Lipper Inc.	Publication Preparation
Marklt Group	Pricing Service
Massachusetts Financial Services Co.	Fund Management
Merrill Communications	Software Vendor
MSCI BARRA, Inc.	Analytical Tool
OMGEO LLC	Software Vendor
Ropes & Gray LLP	Legal Counsel
RR Donnelley	Typesetting, Printing Services, and Software Vendor
S&P Capital IQ	Fund Pricing
State Street Bank and Trust Company	Custodian
Wilshire Analytics/Axiom	Analytical Tool

H - 1

Investment Adviser

Massachusetts Financial Services Company

111 Huntington Avenue, Boston, MA 02199

(617) 954-5000

Shareholder Servicing Agent

MFS Service Center, Inc.

P.O. Box 55824, Boston, MA 02205-5824

Toll free: (800) 225-2606

MFS® SERIES TRUST XIV

MFS® INSTITUTIONAL MONEY MARKET PORTFOLIO

PART C

Item 28.	Exhibits

	(a)	1	Declaration of Trust, dated February 27, 2007. (1)

		2	Amendment to Declaration of Trust, dated July 31, 2007, to terminate MFS Institutional Municipal Money Market Portfolio. (9)

	3	Certification of Amendment to the Declaration of Trust, dated May 2, 2016; filed herewith.

(b)		Master Amended and Restated By-Laws, dated January 1, 2002, as revised through May 2, 2016. (14)

(c)

Copies of instruments defining the rights of shareholders, including the relevant portions of: the Amended and Restated Declaration of Trust, dated February 27, 2007 as amended through May 2, 2016 (see Section 6.2), and the Master Amended and Restated By-Laws, dated January 1, 2002, as revised through May 2, 2016 (see Article III). (3)

(d)		Investment Advisory Agreement for the Registrant, dated February 27, 2007 on behalf of MFS Institutional Money Market Portfolio. (1)

(e)		Not Applicable.

(f)		Not Applicable.

(g)	1	Custodian Agreement between the Registrant and JPMorgan Chase Bank, N.A., dated November 13, 2006. (4)

	2	Appendix A, as of April 30, 2015, to the Custodian Agreement between the Registrant and JPMorgan Chase Bank, N.A., dated November 13, 2006. (6)

	3	Appendix E, as of October 7, 2010, to the Custodian Agreement between the Registrant and JPMorgan Chase Bank, N.A., dated November 13, 2006. (13)

	4	Amendment No. 1, as of May 5, 2010, to Custodian Agreement between the Registrant and JPMorgan Chase Bank, N.A., dated November 13, 2006. (12)

	5	Schedule X, as of May 21, 2013, to the Custodian Agreement between each of the Investment Companies listed on Appendix A thereto and JPMorgan Chase Bank, N.A. (5)

6	Fund Accounting Agreement between the Registrant and JPMorgan Investor Services Co., dated November 13, 2006. (4)

7

Appendix A, as of April 30, 2015, to the Fund Accounting Agreement between the Registrant and JPMorgan Chase Bank, N.A., (Successor in interest to J.P.Morgan Investor Services Co.), dated November 13, 2006. (6)

8	Restated Appendix B, as of May 5, 2010, to the Fund Accounting Agreement between the Registrant and JPMorgan Investor Services Co., dated November 13, 2006. (12)

(h)	1	Shareholder Servicing Agent Agreement, dated February 27, 2007. (1)

	2	Amendment (Massachusetts Privacy Provision), dated February 15, 2011, to the Shareholder Servicing Agent Agreement, dated February 27, 2007. (8)

3	Amendment, dated May 2, 2016, to the Shareholder Servicing Agent Agreement, dated February 27, 2007; filed herewith.

4	Master Administrative Services Agreement, dated March 1, 1997, as amended and restated August 1, 2014. (10)

5	Amendment, dated May 2, 2016, to the Master Administrative Services Agreement, dated March 1, 1997, as amended and restated August 1, 2014. (14)

6	Exhibit A, dated June 14, 2016, to the Master Administrative Services Agreement, dated March 1, 1997, as amended and restated August 1, 2014. (11)

7	Exhibit D, as revised January 1, 2016, 2016 ASA Fee Schedule to the Master Administrative Services Agreement dated March 1, 1997, as amended and restated August 1, 2014. (7)

8	Attachment 1 to Exhibit D – Revised fund listing to Fee Schedule. (11)

(i)	Not Applicable.

(j)	Consent of Deloitte & Touche LLP, dated December 22, 2015. (15)

(k)	Not Applicable.

(l)	Not Applicable.

(m)	Not Applicable.

(n)	Not Applicable.

(o)	Reserved.

(p)	MFS Investment Management Code of Ethics as amended and restated effective September 19, 2014 pursuant to Rule 17j-1 under the Investment Company Act of 1940. (2)

Power of Attorney, dated October 13, 2015 (Stelmach) (DiLorenzo); filed herewith.

Power of Attorney, dated October 13, 2015 (Trustees); filed herewith.

(1)                     Incorporated by reference to Registrant’s Registration Statement (EXHIBIT NO. 99.1, 99.4 and 99.(h) 1), filed under Rule N-1A with the SEC via EDGAR on March 15, 2007.

(2)                     Incorporated by reference to MFS Series Trust V (File Nos. 2-38613 and 811-02031) Post-Effective Amendment No. 78 (EXHIBIT NO. 99.(p)), filed with the SEC via EDGAR on January 27, 2016.

(3)                     Declaration of Trust, dated February 27, 2007 amended through May 2, 2016, incorporated by reference to the Registrant’s Registration Statement filed with the SEC via EDGAR on March 15, 2007; Amended and Restated By-Laws, dated January 1, 2002, as revised through May 2, 2016, incorporated by reference to MFS Series Trust III (File Nos. 2-60491 and 811-2794) Post-Effective Amendment No. 60 (EXHIBIT NO. 99.(b)), filed with the SEC via EDGAR on May 26, 2016.

(4)                     Incorporated by reference to MFS Series Trust II (File Nos. 33-7637 and 811-4775) Post-Effective Amendment No. 39 (EXHIBIT NO. 99.7(a) and 99.7(b)), filed with the SEC via EDGAR on January 26, 2007.

(5)                     Incorporated by reference to MFS Series Trust XIII (File Nos. 2-74959 and 811-03327) Post-Effective Amendment No. 53 (EXHIBIT NO. 99.(g) 9), filed with the SEC via EDGAR on June 27, 2013.

(6)                     Incorporated by reference to MFS Series Trust III (File Nos. 2-60491 and 811-2794) Post-Effective Amendment No. 58 (EXHIBIT NO. 99.(g) 2 and 99.(g) 7), filed with the SEC via EGAR on May 28, 2015.

(7)                     Incorporated by reference to MFS Municipal Series Trust (File Nos. 2-92915 and 811-4096) Post-Effective Amendment No. 62 (EXHIBIT NO. 99.(h) 9), filed with the SEC via EDGAR on March 14, 2016.

(8)                     Incorporated by reference to MFS Series Trust X (File Nos. 33-1657 and 811-4492) Post-Effective Amendment No. 78 (EXHIBIT NO. 99.(1)(b)), filed with the SEC via EDGAR on March 25, 2011.

(9)                     Incorporated by reference to Registrant’s Amendment No. 1 (EXHIBIT NO. (1)(B)), filed with the SEC via EDGAR on August 30, 2007.

(10)              Incorporated by reference to MFS Series Trust X (File Nos. 33-1657 and 811-4492) Post-Effective Amendment 98 (EXHIBIT NO. 99.(h) 5), filed with the SEC via EDGAR on September 25, 2014.

(11)              Incorporated by reference to MFS Municipal Series Trust (File Nos. 2-92915 and 811-4096) Post-Effective Amendment No. 64 (EXHIBIT NO. 99.(h) 8 and 99.(h) 10), filed with the SEC via EDGAR on July 28, 2016.

(12)              Incorporated by reference to MFS Series Trust X (File Nos. 33-1657 and 811-4492) Post-Effective Amendment No. 73 (EXHIBIT NO. 99.(g)(6) and 99.(g)(9)), filed with the SEC via EDGAR on May 21, 2010.

(13)              Incorporated by reference to MFS Series Trust X (File Nos. 33-1657 and 811-4492) Post-Effective Amendment No. 76 (EXHIBIT NO. 99.(g) 7), filed with the SEC via EDGAR on November 24, 2010.

(14)              Incorporated by reference to MFS Series Trust III (File Nos. 2-60491 and 811-2794) Post-Effective Amendment No. 60 (EXHIBIT NO. 99.(b) and 99.(h) 7), filed with the SEC via EDGAR on May 26, 2016.

(15)              Incorporated by reference to Registrant’s Amendment No. 10 (EXHIBIT NO. 99.(j), filed with the SEC via EDGAR on December 23, 2015.

Item 29.                                                  Persons Controlled by or under Common Control with the Registrant

The Registrant is not controlled by or under common control with any other person.

Item 30.                                                  Indemnification

The Registrant’s organizational documents contain provisions indemnifying Trustees and officers against liability incurred in their official capacities.  Article V of the Registrant’s Amended and Restated Declaration of Trust provides that every person who is or has been a Trustee, Trustee Emeritus or officer of the Trust shall be indemnified by the Trust against all liability and against all expenses reasonably incurred or paid by him or her in connection with any claim, action, suit or proceeding in which that individual becomes involved as a party or otherwise by virtue of being or having been a Trustee, Trustee Emeritus or officer and against amounts paid or incurred by that individual in the settlement thereof.

In addition, section 4 of the Distribution Agreement provides that MFS Fund Distributors, Inc. (“MFD”) will indemnify and hold harmless the Trust and each of its Trustees and officers and each person, if any, who controls the Trust within the meaning of Section 15 of the Securities Act of 1933, as amended (the “Act”) against any loss, liability, damages, claim or expense (including the reasonable cost of investigating or defending any alleged loss, liability, damages, claim or expense and reasonable counsel fees incurred in connection therewith), arising by reason of any person’s acquiring any shares, which may be based upon the Act or any other statute or common law, on account of any wrongful act of MFD or any of its employees (including any failure to conform with any requirement of any state or federal law or the Rules of Fair Practice of the National Association of Securities Dealers, Inc. relating to the sale of shares) or on the ground that the registration statement or prospectus as from time to time may be amended and supplemented, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading, unless any such act, statement or omission was made in reliance upon information furnished to MFD by or on behalf of the Trust, provided however that in no case is the indemnity of MFD in favor of any person indemnified to be deemed to protect the Trust or any such person against any liability to which the Trust or any such person would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its or his duties or by reason of its or his reckless disregard of its obligations and duties under the Distribution Agreement.

In addition, section 9 of the Shareholder Servicing Agent Agreement provides that the Fund will indemnify MFS Service Center, Inc. against and hold harmless from any and all losses, claims, damages, liabilities or expenses (including reasonable counsel fees and expenses) resulting from any claim, demand, action or suit as a result of acting in accordance with instructions reasonably believed to have been executed or orally communicated by any person duly authorized by the Fund or its principal underwriter, or as a result of acting in accordance with written or oral advice reasonably believed to have been given by counsel for the Fund, or as a result of acting in accordance with any instrument or share certificate reasonably believed to have been genuine and signed, countersigned or executed by any person or persons authorized to sign, countersign or execute the same (unless contributed to by gross negligence or bad faith).

The Trustees and Officers of the Registrant and the personnel of the Registrant’s investment adviser and principal underwriter are insured under an errors and omissions liability insurance policy.  The Registrant and its officers are also insured under the fidelity bond required by Rule 17g-1 under the Investment Company Act of 1940, as amended.

The Trust has also agreed to contractually provide each Trustee with assurance that indemnification will be available.  The agreement between the Trust and each Trustee, in addition to delineating certain procedural aspects relating to indemnification and advancement of expenses, provides that Each of the Funds severally shall indemnify and hold harmless the Trustee against any and all Expenses actually incurred or paid by the Trustee in any Proceeding in connection with the Trustee’s service to the relevant Fund, unless (i) the Trustee did not act in good faith in the reasonable belief that his or her action was in the best interests of the Fund or (ii) the Trustee is liable to the Fund or its shareholders by reason of the Trustee’s disabling conduct, or there has been a final adjudication on the merits in a relevant proceeding that the Trustee’s conduct fell within (i) or (ii).

Insofar as indemnification for liability arising under the Securities Act of 1933 may be permitted to trustees, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a trustee, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the securities being registered hereby, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in such Act and will be governed by the final adjudication of such issue.

Item 31.                                                  Business and Other Connections of Investment Adviser

Business backgrounds of the principal executive officers and directors of Massachusetts Financial Services Company, the Registrant’s investment adviser (the “Investment Adviser” or “MFS”) that also hold positions with the Registrant are included under “Trustees and Officers” in the Statement(s) of Additional Information included in this Registration Statement.  Certain principal executive officers and directors of the Investment Adviser serve as officers or directors of some or all of the Investment Adviser’s corporate affiliates and certain officers of the Investment Adviser serve as officers of some or all of the MFS funds and/or officers or directors of certain MFS investment products.  Each principal executive officer of MFS has been engaged during the past two fiscal years in no business profession, vocation or employment of a substantial nature other than as an officer and/or director of the Investment Adviser or certain of the Investment Adviser’s corporate affiliates except as noted under “Trustees and Officers” in the Statement(s) of Additional Information included in this Registration Statement.

Principal executive officers and directors of the Investment Advisor not included under “Trustees and Officers” in the Statement(s) of Additional Information included in this Registration Statement are listed below:

Name and Current Position	Non-MFS business, profession, vocation or
with the Investment Adviser	employment

Stephen C. Peacher	President, Sun Life Investment Management and Chief Investment Officer of Sun Life Financial
Director, MFS

Colm J. Freyne	Executive Vice President and Chief Financial Officer of Sun Life Financial
Director, MFS

The identity of those corporate affiliates is identified below.

Investment Adviser Corporate Affiliate	Address
MFS Institutional Advisors, Inc.	111 Huntington Ave., Boston, Massachusetts 02199 U.S.A.
MFS Fund Distributors, Inc.	111 Huntington Ave., Boston, Massachusetts 02199 U.S.A.
MFS Service Center, Inc.	100 Hancock Street, Quincy, MA 02171 U.S.A.
MFS International LTD.	Canon’s Court, 22 Victoria Street, Hamilton, HM12, Bermuda
MFS International Holdings PTY LTD	One Carter Lane London EC4V 5ER U.K.
MFS International Australia PTY LTD	Level 55, 55 Hunter Street Sydney, NSW 2000, Australia

MFS International (U.K.) Limited	One Carter Lane, London EC4V 5ER, U.K.
MFS International Switzerland GMBH	Bahnhofstrasse 100, 8001 Zurich, Switzerland
MFS International (Hong Kong) Limited	Unit 1301, 13th Floor Henley Building 5 Queen’s Road Central, Hong Kong
MFS do Brasil Desenvolvimento de Mercado Ltda. (Brazil)	Rua Joaquim Floriano, 1.052 – 11[o] Andar, conjunto 111, Itaim Bibi, Sao Paulo, SP, Brazil 04534-004
MFS International (Chile) SPA	Santiago Isidora 3000 Av Isidora Goyenechea #3000, Las Condes, Santiago, Chile
MFS International Singapore PTE. LTD.	501 Orchard Road, #13-01/03/04 Wheelock Place Singapore 238880
MFS Investment Management Company (LUX) S.a.r.l.	35, Boulevard du Prince Henri L-1724 Luxembourg
MFS Investment Management K.K.	16 F Daido Seimei Kasumigaseki Building, 1-4-2 Kasumigaseki 1-chome, Chiyoda-ku, Tokyo, Japan 100-0013
Sun Life of Canada (U.S.) Financial Services Holdings, Inc.	111 Huntington Ave., Boston, Massachusetts 02199 U.S.A.
3060097 Nova Scotia Company	1959 Upper Water Street Suite 1100, Halifax, Nova Scotia, Canada B3J3N2
MFS Investment Management Canada Limited	77 King Street West, 35th Floor Toronto, Ontario, Canada M5K 1B7
MFS Bermuda Holdings LTD.	Canon’s Court 22 Victoria Street Hamilton, HM 12, Bermuda
MFS Heritage Trust Company	111 Huntington Ave., Boston, Massachusetts 02199 U.S.A.

The MFS Funds include the following.  The address of the MFS Funds is:  111 Huntington Ave., Boston, MA 02199.

Massachusetts Investors Trust
Massachusetts Investors Growth Stock Fund
MFS Series Trust I
MFS Series Trust II
MFS Series Trust III
MFS Series Trust IV
MFS Series Trust V
MFS Series Trust VI
MFS Series Trust VII
MFS Series Trust VIII
MFS Series Trust IX
MFS Series Trust X
MFS Series Trust XI

MFS Series Trust XII
MFS Series Trust XIII
MFS Series Trust XIV
MFS Series Trust XV
MFS Series Trust XVI
MFS Municipal Series Trust
MFS Variable Insurance Trust
MFS Variable Insurance Trust II
MFS Variable Insurance Trust III
MFS Institutional Trust
MFS California Municipal Fund
MFS Charter Income Trust
MFS Government Markets Income Trust
MFS High Income Municipal Trust
MFS High Yield Municipal Trust
MFS Intermediate High Income Fund
MFS Intermediate Income Trust
MFS Investment Grade Municipal Trust
MFS Municipal Income Trust
MFS Multimarket Income Trust
MFS Special Value Trust

Item 32.                                                  Principal Underwriters

(a)                                 MFS Fund Distributors, Inc. (the “Distributor”) acts as the principal underwriter of the following investment companies:

Massachusetts Investors Trust
Massachusetts Investors Growth Stock Fund
MFS Series Trust I
MFS Series Trust II
MFS Series Trust III
MFS Series Trust IV
MFS Series Trust V
MFS Series Trust VI
MFS Series Trust VII
MFS Series Trust VIII
MFS Series Trust IX
MFS Series Trust X
MFS Series Trust XI
MFS Series Trust XII
MFS Series Trust XIII
MFS Series Trust XV
MFS Series Trust XVI
MFS Municipal Series Trust
MFS Variable Insurance Trust
MFS Variable Insurance Trust II
MFS Variable Insurance Trust III
MFS Institutional Trust

(b)                     Directors and officers of the Distributor are described below:

Name	Title with the Distributor	Positions with the Registrant

James A. Jessee	Director, Chairman of the Board and President	None
Robert J. Manning	Director	Trustee
Mark N. Polebaum	Secretary	Secretary and Clerk
Mary K. Scotten	Chief Compliance Officer	None
Charuda (Bee) Upatham- Costello	Treasurer and Senior Group Controller	None
Kimberly M. Collins	Assistant Secretary	None
Ethan D. Corey	Assistant Secretary	Assistant Secretary and Assistant Clerk
Daniel W. Finegold	Assistant Secretary	None
Mitchell C. Freestone	Assistant Secretary	None
Jay C. Herold	Assistant Secretary	None
Lisa A. Sheeler	Assistant Secretary	None
Timothy F. Tierney	Tax Officer and Assistant Treasurer	None

The principal business address of each of these persons is 111 Huntington Ave., Boston, MA 02199.

(c)                      Not applicable.

Item 33.                                                  Location of Accounts and Records

The accounts and records of the Registrant are located, in whole or in part, at the office of the Registrant and the following locations:

NAME	ADDRESS

Massachusetts Financial Services Company (investment adviser)	111 Huntington Avenue Boston, MA 02199

MFS Fund Distributors, Inc. (principal underwriter)	111 Huntington Avenue Boston, MA 02199

State Street Bank & Trust Company (custodian)	State Street Financial Center One Lincoln Street Boston, MA 02111-2900

JP Morgan Chase (custodian)	270 Park Avenue New York, NY 10017

MFS Service Center, Inc. (transfer agent)	100 Hancock Street North Quincy, MA 02171

Ropes & Gray (counsel)	Prudential Tower 800 Boylston Street Boston, MA 02199-3600

Iron Mountain, Inc. (storage vendor)	1 Federal Street Boston, MA 02110

Institutional Shareholder Services, Inc. (proxy voting administrator)	702 King Farm Boulevard Suite 4000 Rockville, MD 20850-4045

UBS Asset Management (Americas) Inc., (sub-adviser)	1285 Avenue of the Americas New York, NY 10019

Sun Capital Advisers LLC (former investment adviser)	1 Sun Life Park Wellesley Hills, MA 02481

Autonomy Corporation Limited (storage vendor)	1140 Enterprise Way Sunnyvale, CA 94089-1412

The Depository Trust Company (DTC)	55 Water Street New York, NY 10041

DST Systems, Inc. (technology vendor)	333 West 11th Street Kansas City, MO 64105

SunGard Data Systems (personal trading system)	545 Washington Blvd., Floor 7 Jersey City, NJ 07310

Item 34.                                                  Management Services

None.

Item 35.                                                  Undertakings

None.

NOTICE

Notice is hereby given that this Registration Statement has been executed on behalf of the Registrant by an officer of the Registrant as an officer and not individually, and the obligations of or arising out of this Registration Statement are not binding upon any of the Trustees, officers, or shareholders of the Registrant individually, but are binding only upon the assets and property of the Registrant.

SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has duly caused its Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized, in the City of Boston and The Commonwealth of Massachusetts on the 1st day of August 2016.

MFS® SERIES TRUST XIV

By:	KRISTIN V. COLLINS
Name:	Kristin V. Collins
Title:	Assistant Secretary

MFS Series Trust I

MFS Series Trust II

MFS Series Trust III

MFS Series Trust IV

MFS Series Trust V

MFS Series Trust VI

MFS Series Trust VII

MFS Series Trust VIII

MFS Series Trust IX

MFS Series Trust X

MFS Series Trust XI

MFS Series Trust XII

MFS Series Trust XIII

MFS Series Trust XIV

MFS Series Trust XV

MFS Series Trust XVI

Massachusetts Investors Growth Stock Fund

Massachusetts Investors Trust

MFS Institutional Trust

MFS Municipal Series Trust

MFS Variable Insurance Trust

MFS Variable Insurance Trust II

MFS Variable Insurance Trust III

MFS California Municipal Fund

MFS Charter Income Trust

MFS Government Markets Income Trust

MFS High Income Municipal Trust

MFS High Yield Municipal Trust

MFS InterMarket Income Trust I

MFS Intermediate High Income Fund

MFS Intermediate Income Trust

MFS Investment Grade Municipal Trust

MFS Multimarket Income Trust

MFS Municipal Income Trust

MFS Special Value Trust

(each a “Registrant”)

POWER OF ATTORNEY

The undersigned, a Trustee of each of the above-mentioned Registrants, hereby severally constitutes and appoints Mark N. Polebaum, Kristin V. Collins, Thomas H. Connors, Brian E. Langenfeld and Susan A. Pereira, and each of them singly, as true and lawful attorneys, with full power to them and each of them to sign for each of the undersigned, in the names of, and in the capacities indicated below, any Registration Statement and any and all amendments thereto and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission for the purpose of registering the Registrant as a management investment company under the Investment Company Act of 1940 and/or the shares issued by the Registrant under the Securities Act of 1933 granting unto my said attorneys, and each of them, acting alone, full power and authority to do and perform each and every act and thing requisite or necessary or desirable to be done in the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys or any of them may lawfully do or cause to be done by virtue thereof.

IN WITNESS WHEREOF, the undersigned have hereunto set their hand on this 13th day of October, 2015.

STEVEN E. BULLER	Trustee
Steven E. Buller

ROBERT E. BUTLER	Trustee
Robert E. Butler

MAUREEN R. GOLDFARB	Trustee
Maureen R. Goldfarb

DAVID H. GUNNING	Trustee
David H. Gunning

WILLIAM R. GUTOW	Trustee
William R. Gutow

MICHAEL HEGARTY	Trustee
Michael Hegarty

JOHN P. KAVANAUGH	Trustee
John P. Kavanaugh

ROBERT J. MANNING	Trustee
Robert J. Manning

MARYANNE L. ROEPKE	Trustee
Maryanne L. Roepke

ROBIN A. STELMACH	Trustee
Robin A. Stelmach

LAURIE J. THOMSEN	Trustee
Laurie J. Thomsen

ROBERT W. UEK	Trustee
Robert W. Uek

MFS Series Trust I

MFS Series Trust II

MFS Series Trust III

MFS Series Trust IV

MFS Series Trust V

MFS Series Trust VI

MFS Series Trust VII

MFS Series Trust VIII

MFS Series Trust IX

MFS Series Trust X

MFS Series Trust XI

MFS Series Trust XII

MFS Series Trust XIII

MFS Series Trust XIV

MFS Series Trust XV

MFS Series Trust XVI

Massachusetts Investors Growth Stock Fund

Massachusetts Investors Trust

MFS Institutional Trust

MFS Municipal Series Trust

MFS Variable Insurance Trust

MFS Variable Insurance Trust II

MFS Variable Insurance Trust III

MFS California Municipal Fund

MFS Charter Income Trust

MFS Government Markets Income Trust

MFS High Income Municipal Trust

MFS High Yield Municipal Trust

MFS InterMarket Income Trust I

MFS Intermediate High Income Fund

MFS Intermediate Income Trust

MFS Investment Grade Municipal Trust

MFS Multimarket Income Trust

MFS Municipal Income Trust

MFS Special Value Trust

(each a “Registrant”)

POWER OF ATTORNEY

The undersigned, being the President and Principal Executive Officer, and Treasurer and Principal Financial and Accounting Officer, respectively, of each of the above-mentioned Registrants, hereby severally constitutes and appoints Mark N. Polebaum, Kristin V. Collins,  Thomas H. Connors, Brian E. Langenfeld and Susan A. Pereira, and each of them singly, as true and lawful attorneys, with full power to them and each of them to sign for each of the undersigned, in the names of, and in the capacities indicated below, any Registration Statement and any and all amendments thereto and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission for the purpose of registering the Registrant as a management investment company under the Investment Company Act of 1940 and/or the shares issued by the Registrant under the Securities Act of 1933 granting unto my said attorneys, and each of them, acting alone, full power and authority to do and perform each and every act and thing requisite or necessary or desirable to be done in the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys or any of them may lawfully do or cause to be done by virtue thereof.

IN WITNESS WHEREOF, the undersigned have hereunto set their hand on this 13th day of October, 2015.

ROBIN A. STELMACH	President (Principal Executive Officer)
Robin A. Stelmach

DAVID L. DILORENZO	Principal Financial and Accounting Officer
David L. DiLorenzo

INDEX TO EXHIBITS

EXHIBIT NO.		DESCRIPTION OF EXHIBIT	PAGE NO.

(a)	3	Certification of Amendment to the Declaration of Trust, dated May 2, 2016.

(h)	3	Amendment, dated May 2, 2016, to the Shareholder Servicing Agent Agreement, dated February 27, 2007.